UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Global Blood Therapeutics, Inc.

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GLOBAL BLOOD THERAPEUTICS, INC.

171 Oyster Point Boulevard, Suite 300

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 20, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Global Blood Therapeutics, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, June 20, 2018 at 9:30 a.m. local time, at the principal executive offices of Global Blood Therapeutics, Inc., 171 Oyster Point Boulevard, Suite 300, South San Francisco, California 94080, for the following purposes:

1.	to elect the three Class III directors, as nominated by the Board of Directors, to hold office until the 2021 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement accompanying this notice;

3.	to recommend, on a non-binding, advisory basis, the preferred frequency of future advisory votes on the compensation of our named executive officers;

4.	to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018; and

5.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on Monday, April 23, 2018 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, or at any adjournments of the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are urged to vote as soon as possible as instructed in the Important Notice Regarding the Availability of Proxy Materials that you will receive in the mail. You may vote via the Internet or telephone, or via mail by requesting a printed copy of the proxy card at any time on or before Wednesday, June 6, 2018. Voting promptly will help us avoid the additional expense of further solicitation to assure a quorum at the Annual Meeting. If you attend the Annual Meeting and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

By Order of the Board of Directors
Global Blood Therapeutics, Inc.

Ted W. Love, M.D.
Ted W. Love, M.D.
President and Chief Executive Officer

South San Francisco, California

April 26, 2018

GLOBAL BLOOD THERAPEUTICS, INC.

171 Oyster Point Boulevard, Suite 300

South San Francisco, CA 94080

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 20, 2018

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies for use prior to or at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Global Blood Therapeutics, Inc. (the “Company”, “we,” “us” and “our”), a Delaware corporation, to be held at 9:30 a.m., local time, on Wednesday, June 20, 2018 and at any adjournments or postponements thereof for the following purposes:

1.	to elect the three Class III directors, as nominated by the Board of Directors, to hold office until the 2021 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	to approve, on a non-binding, advisory basis, the compensation of our named executive officers;

3.	to recommend, on a non-binding, advisory basis, the preferred frequency of future advisory votes on the compensation of our named executive officers;

4.	to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018; and

5.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting will be held at our principal executive offices at 171 Oyster Point Boulevard, Suite 300, South San Francisco, California 94080. On or about May 4, 2018, we will mail to all stockholders entitled to vote at the Annual Meeting a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (“Annual Report”).

Solicitation

This solicitation is made on behalf of the Board of Directors. We will bear the costs of preparing, mailing, online processing and other costs of the proxy solicitation made by our Board of Directors. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by email, telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to stockholders.

Important Notice Regarding the Availability of Proxy Materials

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials via the Internet. Accordingly, all of our stockholders will receive a Notice, to be mailed on or about May 4, 2018.

On the date of mailing the Notice, stockholders will be able to access all of the proxy materials on the website at www.proxyvote.com. The proxy materials will be available free of charge. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials (including the Annual Report) over the Internet or through other methods specified on the website. The website contains instructions as to how to vote by Internet or over the telephone. The Notice also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice and would like to receive printed copies of the proxy materials, you should follow the instructions included in the Notice for requesting such materials.

Voting Rights and Outstanding Shares

Only holders of record of our common stock as of the close of business on April 23, 2018 are entitled to receive notice of, and to vote at, the Annual Meeting. Each holder of common stock will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on April 23, 2018, there were 51,823,693 shares of common stock issued and outstanding.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock as of the record date (present in person or represented by proxy) will constitute a quorum. We will appoint an inspector of elections for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting. Abstentions, withheld votes and broker non-votes (which occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner) are counted as present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

Vote Required for Each Proposal

The vote required, and the method of calculation, for each proposal at our Annual Meeting is described below.

Proposal	Vote Required	Discretionary Voting Permitted?
Election of Directors	Plurality	No
Approval, on a Non-Binding, Advisory Basis, of the Compensation of our Named Executive Officers	Majority	No
Recommendation, on a Non-Binding, Advisory Basis, of the Preferred Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers	Highest Number of Affirmative Votes	No
Approval of the Ratification of KPMG LLP	Majority	Yes

“Discretionary Voting Permitted” means that brokers will have discretionary voting authority with respect to shares held in street name for their clients, even if the broker does not receive voting instructions from their client.

“Majority” means a majority of the votes properly cast for and against such matter.

“Plurality” means a plurality of the votes properly cast on such matter. For the election of directors, the three nominees receiving the highest number of votes, in person or by proxy, will be elected as directors.

Proposal One—Election of Directors

The three Class III director nominees receiving the highest number of votes, in person or by proxy, will be elected. You may vote “FOR” all nominees, “WITHHOLD” for all nominees, or “WITHHOLD” for any nominee by specifying the name of the nominee on your proxy card. This proposal is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Withheld votes and broker non-votes will have no effect on the outcome of the election of the directors.

Proposal Two—Approval, on a Non-Binding, Advisory Basis, of the Compensation of our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the votes properly cast for and against this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this proposal, your shares will not be counted as “votes cast” with respect to this proposal, and the abstention will have no effect on this proposal. This proposal is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Withheld votes and broker non-votes will have no effect on the outcome of this proposal.

Proposal Three—Recommendation, on a Non-Binding, Advisory Basis, of the Preferred Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers

The frequency of “one year,” “two years” or “three years” that receives the highest number of affirmative votes properly cast on this proposal will be deemed the preferred frequency with which we hold a non-binding, advisory vote on the compensation of our named executive officers. You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this proposal, your shares will not be counted as “votes cast” with respect to this proposal, and the abstention will have no effect on this proposal. This proposal is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Withheld votes and broker non-votes will have no effect on the outcome of this proposal.

Proposal Four—Approval of the Ratification of KPMG LLP as Independent Registered Public Accounting Firm

Approval of this proposal requires the affirmative vote of a majority of the votes properly cast for and against this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this proposal, your shares will not be counted as “votes cast” with respect to this proposal, and the abstention will have no effect on the proposal. This proposal is considered to be a discretionary item, and your broker will be able to vote on this proposal even if it does not receive instructions from you. Accordingly, we do not anticipate that there will be any broker non-votes on this proposal; however, any broker non-votes will not be counted as “votes cast” and will therefore have no effect on this proposal.

We request that you vote your shares by proxy as instructed in the Notice by one of the following methods: over the Internet, by telephone or by mail. If you choose to vote by mail, your shares will be voted in accordance with your voting instructions if the proxy card is received prior to or at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (i) the election of each of the three nominees as Class III directors; (ii) the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; (iii) the frequency of “one year” as the preferred frequency with which we hold a non-binding, advisory vote on the compensation of our named executive officers; (iv) the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018; and (v) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

Voting by Proxy Over the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by telephone are set forth on the Notice. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on June 19, 2018. The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this Proxy Statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing an instrument revoking it with our Secretary or by submitting a duly executed proxy bearing a later date prior to the time of the Annual Meeting. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to notify our Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation be addressed to Tricia Suvari, Secretary, c/o Global Blood Therapeutics, Inc., at the address of our principal executive offices at 171 Oyster Point Boulevard, Suite 300, South San Francisco, CA 94080. Our telephone number is (650) 741-7700. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone before these voting facilities close at 11:59 p.m. Eastern Time on June 19, 2018.

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit proposals to the Board of Directors to be presented at the 2019 Annual Meeting of Stockholders. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at our principal executive offices at the address set forth above no later than January 4, 2019 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting. If the date of the 2019 Annual Meeting of Stockholders is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the U.S. Securities and Exchange Commission (the “SEC”). A proposal submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if received after March 20, 2019.

Our Amended and Restated Bylaws (“Bylaws”) also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than February 20, 2019 and no later than March 22, 2019. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The Board of Directors, a designated committee thereof or the chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our certificate of incorporation provides for a Board of Directors that is divided into three classes. The term for each class is three years, staggered over time. In 2018, the term of the directors in Class III expires. Each of our three Class III directors will stand for re-election at the Annual Meeting. Our Board of Directors is currently comprised of nine members. If the Class III director nominees are elected at the Annual Meeting, the composition of our Board of Directors will be as follows: Class I—Drs. Ted W. Love, Charles Homcy and Glenn F. Pierce; Class II—Mr. Willie L. Brown, Jr., Dr. Philip A. Pizzo and Ms. Wendy Yarno; and Class III—Messrs. Scott W. Morrison, Deval L. Patrick and Mark L. Perry.

Michael W. Bonney was a Class II director until the effective date of his resignation from the Board of Directors as of the 2017 Annual Meeting of Stockholders on June 20, 2017. Ms. Yarno was appointed to the Board of Directors as a Class II director on December 21, 2017.

In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the three Class III nominees designated below to serve until the 2021 Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. Each nominee is currently a director. The Board of Directors expects that each nominee will be available to serve as a director, but if any such nominee should become unavailable or unwilling to stand for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors. The biographies of our directors and their ages as of March 31, 2018 are set forth below.

Name	Age	Position
Ted W. Love, M.D.	59	President, Chief Executive Officer and Director
Willie L. Brown, Jr.(3)	84	Director
Charles Homcy, M.D.(4)	69	Director
Scott W. Morrison(1)(2)	60	Director
Deval L. Patrick(1)(2)	61	Director
Mark L. Perry(1)(2)	62	Director
Glenn F. Pierce, M.D., Ph.D.(4)	62	Director
Philip A. Pizzo, M.D.(3)(4)	73	Director
Wendy Yarno(2)(3)	63	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Member of the Research and Development Committee.

Class III: Director Nominees

The persons listed below are nominated for election to Class III of the Board of Directors to serve a three-year term ending at the 2021 Annual Meeting of Stockholders and until their successors are elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE CLASS III DIRECTOR NOMINEES BELOW.

Scott W. Morrison has served as a member of our Board of Directors since January 2016. From 1996 to December 2015, Mr. Morrison was a partner at Ernst & Young LLP, a public accounting firm, and served as its U.S. Life Sciences Leader since 2002. He currently serves on the board of directors of Corvus Pharmaceuticals, Inc., a biopharmaceutical company, Audentes Therapeutics, Inc., a biotechnology company, and Symic Bio, a biopharmaceutical company. Mr. Morrison has served on numerous life sciences industry boards, including the Biotechnology Industry Organization (BIO) ECS Board, the Bay Area Bioscience Center, the California Life Sciences Foundation and the Biotechnology Institute. Mr. Morrison holds a B.S. in Accounting and Finance from the University of California, Berkeley and is a Certified Public Accountant (inactive). Mr. Morrison’s qualifications to serve on our Board of Directors include significant accounting expertise and knowledge of the life sciences industry through his 37-year career in public accounting serving public and private companies in the life sciences sector, as well as his experience serving on the board of directors (and certain key standing committees) of other biopharmaceutical companies.

Deval L. Patrick has served as a member of our Board of Directors since April 2015. In April 2015, Mr. Patrick joined Bain Capital, LP, where he serves as managing director. From January 2007 to January 2015, Mr. Patrick served as the governor of Massachusetts. Prior to his tenure in government, from 2000 to 2004, Mr. Patrick served as the executive vice president and general counsel at The Coca-Cola Company. Prior to that, he served as vice president and general counsel at ChevronTexaco Corp. (previously Texaco Inc.), from 1998 to 1999. Mr. Patrick received an A.B. in English and American Literature from Harvard College and a J.D. from Harvard Law School. Mr. Patrick’s qualifications to serve on our Board of Directors include his significant experience as a business and government leader with a record of success in solving complex problems, making strategic investments, managing crises and building teams locally, nationally and internationally.

Mark L. Perry has served as a member of our Board of Directors since April 2015. From October 2012 to October 2013, Mr. Perry served as an entrepreneur-in-residence at Third Rock Ventures. Since August 2011, he has served on various boards of companies and non-profit organizations. In October 2004, Mr. Perry joined Aerovance, Inc., a biopharmaceutical company, as a director, and he served as president and chief executive officer of Aerovance from February 2007 to October 2011. Prior to that, Mr. Perry served as the senior business adviser of Gilead Sciences, Inc., a biopharmaceutical company, from April 2004 to February 2007 and as an executive officer from May 1994 to April 2004, during which time he served in a variety of capacities, including general counsel, chief financial officer and executive vice president of operations. Earlier in his career, from 1981 to 1994, Mr. Perry served as an attorney at Cooley LLP, and was a partner of the firm from 1987 to 1994. Mr. Perry currently serves on the board of directors of Nvidia Corporation, a visual computing company, as the lead independent director, and MyoKardia, Inc., a biopharmaceutical company, as the non-executive chairman of the board. Mr. Perry received a B.A. in history from the University of California, Berkeley and a J.D. from the University of California, Davis. Mr. Perry’s qualifications to serve on our Board of Directors include more than 30 years of experience serving in professional and management positions in the biotechnology industry, as well as his experience serving on the board of directors (and certain key standing committees) of other biopharmaceutical companies.

Class I: Directors Currently Serving Until the 2019 Annual Meeting of Stockholders

Ted W. Love, M.D. has served as our Chief Executive Officer and President since June 2014, and as a member of our Board of Directors since September 2013. From February 2010 to August 2012, Dr. Love served as executive vice president, research and development and technical operations of Onyx Pharmaceuticals, Inc. Prior to that, from 2001 to January 2009, he served as president, chief executive officer and chairman of Nuvelo, Inc., and previously served as senior vice president, development of Theravance, Inc., from 1998 to 2001. Previously, he spent six years at Genentech, Inc., where he held a number of senior management positions in medical affairs and product development and served as chairman of Genentech’s Product Development Committee. Dr. Love currently serves on the board of directors of Amicus Therapeutics, Inc., a biotechnology company. Dr. Love holds a B.A. from Haverford College and an M.D. from Yale Medical School. He completed a residency in internal medicine and fellowship in cardiology at the Massachusetts General Hospital. Dr. Love’s qualifications to serve on our Board of Directors include his role as our principal executive officer and more than 20 years of broad leadership and management experience in the pharmaceutical industry.

Charles Homcy, M.D. has served as a member of our Board of Directors since February 2011. In 2010, Dr. Homcy joined Third Rock Ventures, a venture capital firm, where he is now a partner. He served as president and chief executive officer of Portola Pharmaceuticals, Inc., a biopharmaceutical company (“Portola”), since co-founding the company in 2003 until 2010. Prior to that, Dr. Homcy served as the president of research and development at Millennium Pharmaceuticals, Inc., a biopharmaceutical company, following its acquisition of COR Therapeutics Inc. in 2002. He joined COR in 1995 as executive vice president of research and development, and he served as a director of the company from 1998 to 2002. Dr. Homcy was a clinical professor of medicine at the University of California, San Francisco Medical School, and attending physician at the San Francisco Veterans Affairs Hospital from 1998 to 2007. He was previously president of the medical research division of American Cyanamid-Lederle Laboratories, a division of Wyeth-Ayerst Laboratories. He currently serves on the board of directors of Portola, and Pliant Therapeutics, Inc., a private biotechnology company. Dr. Homcy holds a B.A. and an M.D. from Johns Hopkins University. Dr. Homcy is a member of the board of trustees of Johns Hopkins University. Dr. Homcy’s qualifications to serve on our Board of Directors include his significant experience building and leading successful biotechnology companies and his scientific expertise.

Glenn F. Pierce, M.D., Ph.D. has served as a member of our Board of Directors since February 2016. In February 2016, Dr. Pierce joined Third Rock Ventures, a venture capital firm, as an independent consultant and entrepreneur-in-residence. He also serves on the World Federation of Hemophilia (WFH) and WFH USA Board of Directors and the National Hemophilia Foundation (NHF) (US) Medical and Scientific Advisory Council. Dr. Pierce is also a director of Voyager Therapeutics, a biopharmaceutical company. Dr. Pierce retired from Biogen in 2014 as senior vice president of Hematology, Cell and Gene Therapies. He had overall R&D responsibility for hemophilia and hemoglobinopathies and served as Chief Medical Officer since joining the company in 2009. Dr. Pierce was also responsible for global medical affairs for Biogen’s portfolio from 2012 to 2014. Dr. Pierce has 30 years’ experience in biotechnology research and development, is the co-author of more than 150 scientific papers and is a named inventor in over 15 patents. Dr. Pierce also served on the Blood Products Advisory Committee at the United States Food and Drug Administration and the Committee on Blood Safety and Availability at the United States Department of Health and Human Services. He received an M.D. and a Ph.D. in Immunology, both from Case Western Reserve University in Cleveland, Ohio and did his postgraduate training in pathology and hematology research at Washington University in St. Louis, Missouri. Dr. Pierce’s qualifications to serve on our Board of Directors include nearly 30 years of experience in leading biotechnology research and development in small, large, public and private biotechnology and biopharmaceutical firms.

Class II: Directors Currently Serving Until the 2020 Annual Meeting of Stockholders

Willie L. Brown, Jr. has served as a member of our Board of Directors since January 2015. Since January 2004, Mr. Brown has served as an attorney at law representing clients before state and local governments. Prior to that, from January 1996 to January 2004, Mr. Brown served as the 41st mayor of San Francisco. Mr. Brown is a practicing attorney, community leader and well-respected public official who served over 31 years in the California State Assembly, spending more than 14 years as its Speaker, from 1980 to 1995. He currently serves as chairman and chief executive officer of The Willie L. Brown, Jr. Institute on Politics and Public Service, an independent, non-profit organization providing a forum for non-partisan education, debate and discussion of public policy issues. Mr. Brown holds a degree in political science from San Francisco State University and a J.D. from University of California, Hastings College of the Law. He has received over 17 honorary degrees from prestigious institutions throughout his life. Mr. Brown’s qualifications to serve on our Board of Directors include more than 50 years of political, business and non-profit experience.

Philip A. Pizzo, M.D. has served as a member of our Board of Directors since September 2015. Dr. Pizzo currently serves as the David and Susan Heckerman Professor of Pediatrics and of Microbiology and Immunology at Stanford School of Medicine and is a founding director of the Stanford Distinguished Careers Institute. He previously served as Dean of the Stanford School of Medicine from 2001 to 2012, where he was also the Carl and Elizabeth Naumann Professor of Pediatrics and of Microbiology and Immunology. Before joining Stanford, he was the physician-in-chief of Children’s Hospital in Boston and chair of the Department of

Pediatrics at Harvard Medical School from 1996 to 2001. Prior to that, Dr. Pizzo was at the National Cancer Institute, eventually serving as chief of pediatrics and acting scientific director in the Division of Clinical Sciences. Dr. Pizzo is the author of more than 630 scientific articles and 16 books and monographs, has received numerous awards and honors, is a member of the National Academy of Medicine, and serves on several international boards. Dr. Pizzo holds a B.A. from Fordham University and an M.D. from the University of Rochester, School of Medicine. Dr. Pizzo’s qualifications to serve on our Board of Directors include his leadership in academic medicine, his work in the fields of pediatric medicine, science, education and healthcare.

Wendy Yarno has served as a member of our Board of Directors since December 2017. Ms. Yarno retired in September 2008 from Merck & Co, Inc. where she served in commercial and human resource positions of increasing seniority, most recently as Chief Marketing Officer, before she retired. Prior to this position, Ms. Yarno served as General Manager for Merck’s Cardiovascular/Metabolic United States Business Unit and as Senior Vice President, Human Resources. From 2010 to 2011, Ms. Yarno was the Chief Marketing Officer of HemoShear LLC, a biotechnology research company. Ms. Yarno currently serves on the boards of directors of the biopharmaceuticals companies Alder BioPharmaceuticals, Inc., MyoKardia, Inc. and Inovio Pharmaceuticals, Inc., and Aratana Therapeutics, Inc., a pet therapeutics company. Ms. Yarno previously served as member of the board of directors of St. Jude Medical, Inc., a medical device company, from 2002 until January 2017 when St. Jude Medical was acquired by Abbott Laboratories; Medivation, Inc., a biopharmaceutical company, from April 2013 until September 2016 when Medivation was acquired by Pfizer Inc.; and Durata Therapeutics, Inc., a pharmaceutical company, from August 2014 until November 2014 when Durata was acquired by Actavis plc. Ms. Yarno received an M.B.A. from Temple University, Fox School of Business, and a B.S. in business administration from Portland State University. Ms. Yarno’s qualifications to serve on our Board of Directors include her extensive experience commercializing pharmaceutical products, and her extensive operational and senior management experience, in the biopharmaceutical industry, as well as her experience serving on the board of directors (and certain key standing committees) of other biopharmaceutical companies.

CORPORATE GOVERNANCE

Board of Directors’ Role in Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, clinical and regulatory matters, operations and intellectual property. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of our Board of Directors in overseeing the management of our risks is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our company, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next board meeting. This enables our Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our compensation programs do not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on the Company.

Board of Directors and Committees of the Board

During 2017, the Board of Directors held a total of 6 meetings. All directors attended at least 75% of the total number of Board meetings, and all directors attended at least 75% of the total number of meetings of Board committees on which the director served during the time each such director served on the Board or such committees, except for one director who attended 67% of the total number of meetings of Board committees on which the director served during the time the director served on such committees.

Our Board of Directors has determined that all of our directors, except for Dr. Love, are independent, as determined in accordance with the rules of The Nasdaq Stock Market LLC (“NASDAQ”) and the SEC. In making such independence determination, the Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board of Directors also considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee. Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is composed entirely of independent directors in accordance with current NASDAQ listing standards. Furthermore, our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the SEC. Copies of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters and our corporate governance guidelines are available, free of charge, on our website at http://www.gbt.com.

Audit Committee

Mr. Morrison, Mr. Patrick and Mr. Perry currently serve on the Audit Committee, which is chaired by Mr. Morrison. Our Board of Directors has determined that each of Mr. Morrison and Mr. Perry is an “Audit Committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	recommending, based upon the Audit Committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

During 2017, Mr. Morrison, Mr. Patrick and Mr. Perry served on the Audit Committee and the Committee held five meetings.

Compensation Committee

Mr. Perry, Mr. Patrick, Mr. Morrison and Ms. Yarno currently serve on the Compensation Committee, which is chaired by Mr. Perry. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and determining, or recommending to our Board of Directors if deemed advisable, the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NASDAQ Stock Market rules;

•	retaining and approving the compensation of any compensation advisors;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	preparing the compensation committee report required by the SEC rules to be included in our annual proxy statement; and

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

Pursuant to its charter, the Compensation Committee has the authority to engage compensation consultants to assist in its evaluation of executive and director compensation. For 2017, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as a compensation consultant to, among other things, develop a peer group of companies to assess the competitiveness of our executive, equity and Board of Directors compensation programs, and to review our equity compensation program and broader equity practices. Our Compensation Committee plans to engage one or more third-party compensation advisors to provide similar information and advice in future years for consideration in establishing overall compensation for our executives and directors. We do not believe the retention of, and the work performed by, Compensia creates any conflict of interest. See “Executive Compensation-Compensation Discussion and Analysis-Governance of Executive Compensation Program—Role of Compensation Consultant” below for more information.

During 2017, Mr. Perry, Mr. Bonney, Mr. Morrison, Mr. Patrick, and Ms. Yarno served on the Compensation Committee and the Committee held four meetings. Mr. Bonney resigned from the Board of Directors and as a member of the Compensation Committee effective as of the 2017 Annual Meeting of Stockholders on June 20, 2017. Mr. Morrison was appointed as a member of the Compensation Committee on October 3, 2017. Ms. Yarno was appointed to the Board of Directors and as a member of the Compensation Committee on December 21, 2017.

Nominating and Corporate Governance Committee

Mr. Brown, Dr. Pizzo and Ms. Yarno currently serve on the Nominating and Corporate Governance Committee, which is chaired by Mr. Brown. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by stockholders;

•	reviewing the size and composition of the Board of Directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing and recommending to the Board of Directors a code of business conduct and ethics and a set of corporate governance guidelines;

•	developing a mechanism by which violations of the code of business conduct and ethics can be reported in a confidential manner;

•	overseeing the evaluation of the Board of Directors and its committees; and

•	reviewing and discussing with the Board of Directors the corporate succession plans for the Chief Executive Officer and other executive officers.

During 2017, Mr. Brown, Mr. Bonney and Dr. Pizzo served on the Nominating and Corporate Governance Committee and the Committee held two meetings. Mr. Bonney resigned from the Board of Directors and as a member of the Nominating and Corporate Governance Committee effective as of the 2017 Annual Meeting of Stockholders on June 20, 2017. Ms. Yarno was appointed as a member of the Nominating and Corporate Governance Committee on March 13, 2018.

Research and Development Committee

Our Board of Directors formed a Research and Development Committee in March 2016. Dr. Pierce, Dr. Homcy and Dr. Pizzo currently serve on the Research and Development Committee, which is chaired by Dr. Pierce. The Research and Development Committee’s responsibilities include:

•	advising the Board with respect to, and recommending Board approval of, our research and development strategy and goals and any material changes thereto, with the goal of ensuring that appropriate metrics are established to track performance towards research and development goals;

•	assisting scientific leadership in the creation, maintenance and evaluation of standing advisory boards for the purpose of providing input regarding our research and development strategy, with the goal of ensuring that our investments in research and development appropriately integrate advancements in biopharmaceutical science, technology and regulation;

•	reviewing, evaluating and advising the Board regarding our progress in achieving its short-term and long-term strategic research and development goals and objectives;

•	reviewing, evaluating and advising the Board regarding the quality, direction and competitiveness of our research and development programs;

•	providing assistance to the Compensation Committee in setting any pipeline, platform or development performance goals under our incentive compensation programs and reviewing the performance results;

•	providing assistance to the Compensation Committee and the Board in assessing the capabilities of and evaluating the performance of our key scientific and technical personnel, and the depth and breadth of our scientific resources;

•	performing a periodic performance evaluation of the Committee and reporting to the Board on the results of such evaluation, at the direction of the Nominating and Corporate Governance Committee; and

•	reviewing and reassessing the adequacy of the Research and Development Committee Charter periodically and submitting any proposed changes to the Board for approval.

During 2017, Dr. Pierce, Dr. Homcy and Dr. Pizzo served on the Research and Development Committee and the Committee held five meetings.

Board Leadership

We do not currently have a Chairman of the Board, but we have appointed Mark L. Perry to serve as our lead independent director. We believe that the appointment of a lead independent director allows our Chief Executive Officer to focus on our day-to-day business, while allowing the lead independent director to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our

Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our lead independent director, particularly as our Board of Directors’ oversight responsibilities continue to grow.

While our Bylaws and corporate governance guidelines do not require that we appoint a separate Chairman of the Board or lead independent director and Chief Executive Officer, our Board of Directors believes that having a Chief Executive Officer and a separate designated lead independent director is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. Our separated lead independent director and Chief Executive Officer positions are augmented by the independence of eight of our nine directors, and our entirely independent Board committees that provide appropriate oversight in the areas described above. At executive sessions of independent directors, these directors speak candidly on any matter of interest, without the Chief Executive Officer or other executives present. The independent directors met 4 times in 2017 without management present. We believe this structure provides consistent and effective oversight of our management and the Company.

Director Nominations

The director qualifications developed to date focus on what our Board believes to be essential competencies to effectively serve on the Board of Directors. The Nominating and Corporate Governance Committee reassesses such criteria from time to time and submits any proposed changes to the Board of Directors for approval. Presently, at a minimum, the Nominating and Corporate Governance Committee must be satisfied that each nominee it recommends (i) has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing, (ii) is highly accomplished in his or her respective field, with superior credentials and recognition, (iii) is well regarded in the community and has a long-term reputation for high ethical and moral standards, (iv) has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards of directors on which such nominee may serve, and (v) to the extent such nominee serves or has previously served on other boards, the nominee has a demonstrated history of actively contributing at board meetings.

In addition to those minimum qualifications, the Nominating and Corporate Governance Committee recommends that our Board of Directors select persons for nomination to help ensure that:

•	a majority of our Board is “independent” in accordance with NASDAQ standards;

•	each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be comprised entirely of independent directors; and

•	at least one member of the Audit Committee shall have the experience, education and other qualifications necessary to qualify as an “Audit Committee financial expert” as defined by the rules of the SEC.

In addition to other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and compensation of the Board of Directors, the Nominating and Corporate Governance Committee may consider the following factors when recommending that our Board select persons for nomination:

•	whether a nominee has direct experience in the biotechnology or pharmaceuticals industry or in other fields relevant to our operations; and

•	whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Although we have no formal policy regarding board diversity, we and our Board of Directors believe that corporate board diversity, including gender, racial and ethnic diversity, can provide a more effective and dynamic Board of Directors that can better mitigate risk and enhance long-term performance for stockholders.

Accordingly, the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience.

The Nominating and Corporate Governance Committee adheres to the following process for identifying and evaluating nominees for the Board of Directors. First, it solicits recommendations for nominees from non-management directors, our Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating and Corporate Governance Committee then reviews and evaluates the qualifications of proposed nominees and conducts inquiries it deems appropriate; all proposed nominees are evaluated in the same manner, regardless of who initially recommended such nominee. In reviewing and evaluating proposed nominees, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by our Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed nominee, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board.

If the Nominating and Corporate Governance Committee decides to retain a third-party search firm to identify proposed nominees, it has sole authority to retain and terminate such firm and to approve any such firm’s fees and other retention terms.

Each nominee for election as director at the Annual Meeting is recommended by the Nominating and Corporate Governance Committee and is presently a director and stands for re-election by the stockholders. From time to time, we may pay fees to third-party search firms to assist in identifying and evaluating potential nominees, although no such fees have been paid in connection with nominations to be acted upon at the Annual Meeting.

Pursuant to our Bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record at the time of giving the notice, entitled to vote at the meeting, present (in person or by proxy) at the meeting and must comply with the notice procedures in our Bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination may not be made at a special meeting unless such special meeting is held in lieu of an annual meeting. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;

•	the class and number of shares of the Company owned beneficially or of record;

•	disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price of value of shares of the Company;

•	any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship engaged in for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Company;

•	any rights to dividends or other distributions on the shares that are separate from the underlying shares;

•	any performance-related fees that the nominating person is entitled to based on any increase or decrease in the value of any shares of the Company;

•	a description of all agreements, arrangements or understandings by and between the proposing stockholder and another person relating to the proposed business (including an identification of each party to such agreement, arrangement or understanding and the names, addresses and class and number of shares owned beneficially or of record of other stockholders known by the proposing stockholder support such proposed business);

•	a statement whether or not the proposing stockholder will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all shares of capital stock required to approve the proposal or, in the case of director nominations, at least the percentage of voting power of all of the shares of capital stock reasonably believed by the proposing stockholder to be sufficient to elect the nominee; and

•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

With respect to proposed director nominees, the stockholder’s notice must include all information required to be disclosed in a proxy statement in connection with a contested election of directors or otherwise required pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

For matters other than the election of directors, the stockholder’s notice must also include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder(s) proposing the business.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The Board of Directors, a designated committee thereof or the chairman of the meeting will determine if the procedures in our Bylaws have been followed, and if not, declare that the proposal or nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation of the nominee’s independence. There have been no material changes to the process by which stockholders may recommend nominees to our Board of Directors.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors c/o the lead independent director of the Board at our principal executive offices at the address set forth above. We will forward all correspondence addressed to the Board or any individual Board member. Stockholders may also communicate online with our Board of Directors as a group by accessing our website at http://www.gbt.com and selecting the “Investors” tab.

Director Attendance at Annual Meetings

Directors are encouraged to attend the Annual Meeting. Six of our directors attended the 2017 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or has at any time during the past fiscal year been, an officer or employee of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the members of the Compensation Committee has formerly been an officer of the Company. None of our executive officers serve, or in the past fiscal year, have served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

In July 2015, our Board of Directors adopted the Non-Employee Director Compensation Policy, which became effective upon the completion of our initial public offering in August 2015, and which was subsequently amended by our Board of Directors in September 2016 (as amended, the “Director Compensation Policy”). The Director Compensation Policy is designed to provide a total compensation package, including cash and stock options, that is competitive in the market to enable us to attract and retain, on a long-term basis, high-caliber non-employee directors.

The Director Compensation Policy provides that all non-employee directors will receive cash compensation for service on the Board of Directors and committees of the Board of Directors as set forth below, prorated based on days of service during a calendar year.

Board of Directors:	Annual Retainer
All non-employee members	$35,000

Additional Annual Retainer
Audit Committee:
Chairperson	$15,000
Non-Chairperson members	$7,500
Compensation Committee:
Chairperson	$10,000
Non-Chairperson members	$5,000
Nominating and Corporate Governance Committee:
Chairperson	$8,000
Non-Chairperson members	$4,000
Research and Development Committee:
Chairperson	$10,000
Non-Chairperson members	$5,000

The Director Compensation Policy also provides that each new non-employee director who is initially appointed or elected to our Board of Directors will receive a stock option grant to purchase 30,000 shares of common stock, which will vest in equal monthly installments during the 36 months following the grant date, subject to the director’s continued service on our Board of Directors. Thereafter, on the date of each annual meeting of stockholders, each continuing non-employee director will be eligible to receive an annual stock option grant to purchase 15,000 shares of common stock, which will vest in equal monthly installments during the 12 months following the date of grant, subject to the director’s continued service on our Board of Directors. All stock options granted to our non-employee directors pursuant to the Director Compensation Policy are subject to full acceleration of vesting upon the consummation of a “Sale Event” (as defined in the 2015 Stock Option and Incentive Plan (the “2015 Plan”)). Our non-employee directors may also be granted such additional stock options in such amounts and on such dates as our Board of Directors may recommend. All of the foregoing stock options will be granted with a per share exercise price equal to the fair market value of a share of our common stock on the date of grant and will be exercisable (to the extent vested) for up to one year following cessation of the director’s service on our Board of Directors, so long as the director was not removed for cause.

We have also agreed to reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.

Prior to our initial public offering in August 2015 and prior to our adoption of the Director Compensation Policy, we provided each non-employee director with an annual cash retainer, and granted each non-employee director, at his or her election, either a stock option to purchase shares of our common stock or a restricted stock award, in either case subject to time-based vesting.

2017 Director Compensation Table

The table below sets forth information with respect to the compensation received by our non-employee directors during the fiscal year ended December 31, 2017. Dr. Love does not receive compensation for service on the Board of Directors and the compensation paid to Dr. Love as an employee of the Company is set forth under the heading “Executive Compensation—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Michael W. Bonney(2)	$24,661	$—	$24,661
Willie L. Brown, Jr.(3)	$43,000	$257,712	$300,712
Charles Homcy, M.D.(4)	$40,000	$257,712	$297,712
Scott W. Morrison(5)	$50,000	$257,712	$307,712
Deval L. Patrick(6)	$58,218	$257,712	$315,930
Mark L. Perry(7)	$52,500	$257,712	$310,212
Glenn F. Pierce, M.D., Ph.D.(8)	$45,000	$257,712	$302,712
Philip A. Pizzo, M.D.(9)	$44,653	$257,712	$302,365
Wendy Yarno(10)	$546	$715,524	$716,070

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted during 2017, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 7 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. These amounts do not reflect the actual economic value that may be realized by the directors upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.
(2)	Mr. Bonney resigned from the Board of Directors effective as of the 2017 Annual Meeting of Stockholders on June 20, 2017. As of December 31, 2017, Mr. Bonney did not hold any outstanding equity awards.
(3)	Mr. Brown held stock options to purchase an aggregate of 53,600 shares of common stock and 6,695 shares of restricted stock as of December 31, 2017.
(4)	Dr. Homcy held stock options to purchase an aggregate of 45,000 shares of common stock as of December 31, 2017.
(5)	Mr. Morrison held stock options to purchase an aggregate of 60,000 shares of common stock as of December 31, 2017.
(6)	Mr. Patrick held stock options to purchase an aggregate of 47,975 shares of common stock as of December 31, 2017.
(7)	Mr. Perry held stock options to purchase an aggregate of 53,600 shares of common stock and 8,034 shares of restricted stock as of December 31, 2017.
(8)	Dr. Pierce held stock options to purchase an aggregate of 60,000 shares of common stock as of December 31, 2017.
(9)	Dr. Pizzo held stock options to purchase an aggregate of 60,000 shares of common stock as of December 31, 2017.
(10)	Ms. Yarno was appointed to the Board of Directors in December 2017 and held stock options to purchase an aggregate of 30,000 shares of common stock as of December 31, 2017.

PROPOSAL 2

NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added Section 14A to the Securities Exchange Act of 1934, as amended, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, commonly known as a “Say-on-Pay” vote. Stockholders may also abstain from voting. This Say-on-Pay vote is not intended to address any specific element of the compensation of our named executive officers, but rather the overall executive compensation of our named executive officers and our overall executive compensation program, philosophy and practices as described in this Proxy Statement.

This Say-on-Pay vote is advisory; therefore, it is not binding on the Company, our Board of Directors or our Compensation Committee. However, we plan to consider the results of this year’s vote in reviewing and determining the compensation of our named executive officers in the future because we value the opinions of our stockholders.

As described in this Proxy Statement, we believe the compensation of our named executive officers and our executive compensation program, philosophy and practices are appropriate, and enable us to attract, motivate and retain top-performing executive officers, including our named executive officers, while aligning the long-term interests of our executive officers with the long-term interests of our stockholders. Accordingly, we ask our stockholders to approve, on a non-binding, advisory basis, the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE, ON A NON-BINDING, ADVISORY BASIS,

“FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE ON THE PREFERRED FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934, as amended, also provide that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should hold future Say-on-Pay votes. We are asking our stockholders whether our future Say-on-Pay votes should occur every one, two or three years. Stockholders may also abstain from voting.

The vote on this proposal is advisory; therefore, it is not binding on the Company, our Board of Directors or our Compensation Committee. We may determine in the future that it is in the best interests of the Company and its stockholders to hold Say-on-Pay votes more or less frequently than the frequency indicated by stockholders in voting on this proposal or as currently recommended by our Board Directors. However, we plan to consider the results of the vote on this proposal in determining the frequency of our Say-on-Pay votes because we value the opinions of our stockholders.

Currently, we believe that it is in the best interests of the Company and its stockholders to hold a Say-on-Pay vote every year, and this is the frequency recommended by our Board of Directors. We believe this frequency will enable our stockholders to vote, on a non-binding, advisory basis, on our most recent executive compensation practices and decisions as presented in our annual proxy statements, which will lead to greater transparency and more meaningful and timely communication between the Company and our stockholders regarding the compensation of our named executive officers. Accordingly, we ask our stockholders to indicate their preferred voting frequency by voting for every “one year,” “two years” or “three years” (or abstaining from voting) in response to the following resolution at the Annual Meeting:

RESOLVED, that the alternative of every one year, two years, or three years that receives the highest number of votes cast by stockholders in person or by proxy at this meeting will be deemed the preferred frequency with which the Company is to hold an advisory vote on the compensation of the Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE, ON A NON-BINDING, ADVISORY BASIS,

FOR “ONE YEAR ” AS THE PREFERRED FREQUENCY FOR THE ADVISORY VOTE

ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for 2018. Representatives of KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Our organizational documents do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm, and stockholder ratification is not binding on the Company, the Board or the Audit Committee. We request such ratification, however, as a matter of good corporate practice. The ratification of the selection of KPMG LLP requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Our Board, including our Audit Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the ratification of the selection of KPMG LLP as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns, although the Audit Committee, in its discretion, may still retain KPMG LLP.

The following table shows information about fees billed to the Company by KPMG LLP for the fiscal years ended December 31, 2017 and 2016:

Fees billed by KPMG LLP	2017	2016
Audit Fees(1)	$855,000	$455,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$855,000	$455,000

(1)	Audit fees of KPMG LLP for the years ended December 31, 2017 and 2016 were for professional services rendered for the audits of our financial statements, including accounting consultation, reviews of quarterly financial statements and professional services rendered in connection with our registration statements. The increase in audit fees in 2017 was primarily due to our first year of compliance as required by Section 404(b) of the Sarbanes-Oxley Act. The fees for 2017 also include services associated with our follow-on offerings of common stock in February 2017 and December 2017, and associated with our “at-the-market” equity program created in August 2017. The fees in 2016 include services associated with our follow-on offering of common stock in June 2016.

Audit Committee Pre-Approval Policies

The Audit Committee is directly responsible for the appointment, retention and termination, and for determining the compensation, of our independent registered public accounting firm. The Audit Committee shall pre-approve all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board), except that pre-approval is not required for the provision of non-audit services if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. The Audit Committee may delegate to the chairperson of the Audit Committee the authority to grant pre-approvals for audit and non-audit services, provided such approvals are presented to the Audit Committee at its next scheduled meeting. All services provided by KPMG LLP during fiscal years 2017 and 2016 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR ITS FISCAL YEAR ENDING DECEMBER 31, 2018.

AUDIT COMMITTEE REPORT

The following Audit Committee Report is not considered proxy solicitation material and is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933 or the Exchange Act that might incorporate our filings under those statutes, the Audit Committee Report shall not be incorporated by reference into any of our prior filings or into any of our future filings under those statutes.

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.gbt.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2017 with the Company’s management and KPMG LLP. In addition, the Audit Committee has discussed with management, and with KPMG LLP, with and without management present, their evaluation of the Company’s internal controls over financial reporting and overall quality of the Company’s financial reporting. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (formerly SAS 61), as amended (AICPA, Professional Standards , Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board Rule 3526 and the Audit Committee discussed the independence of KPMG LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report for the fiscal year ended December 31, 2017.

The Audit Committee and the Board of Directors have recommended the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

AUDIT COMMITTEE

SCOTT W. MORRISON, CHAIRMAN

DEVAL L. PATRICK

MARK L. PERRY

EXECUTIVE OFFICERS

The table below sets forth certain information regarding our executive officers as of March 31, 2018.

Name	Age	Position
Ted W. Love, M.D.	59	President, Chief Executive Officer and Director
Jeffrey Farrow	56	Chief Financial Officer
Tricia Suvari, Esq.	57	Chief Legal Officer
Jung E. Choi	48	Chief Business and Strategy Officer
Hing Sham, Ph.D.	65	Senior Vice President, Research
Peter Radovich	40	Senior Vice President, Operations
David L. Johnson	49	Chief Commercial Officer

Executive Officers

The biographies of our executive officers, other than Dr. Love, whose biography is set forth above, appear below.

Jeffrey Farrow has served as our Chief Financial Officer since April 2016. Mr. Farrow previously served as chief financial officer of ZS Pharma, Inc., a biopharmaceutical company, which was acquired by AstraZeneca in December 2015. Prior to ZS Pharma, he served as the chief financial officer at Hyperion Therapeutics, Inc., a commercial pharmaceutical company, from July 2010 until May 2015 where he was part of the team responsible for the successful regulatory approval and commercial launch of RAVICTI® for the treatment of urea cycle disorders. He previously served as vice president of finance at Evotec AG, a drug discovery and development company. Prior to Evotec, Mr. Farrow served as vice president of finance and chief accounting officer at Renovis, Inc., a drug discovery and development company, which was acquired by Evotec AG. Earlier in his career, Mr. Farrow spent seven years working in the audit practice of KPMG LLP. Mr. Farrow holds a B.A. in business administration with a concentration in corporate finance from California State University at Fullerton and is a certified public accountant (inactive).

Tricia Suvari, Esq., has served as our Chief Legal Officer since October 2016. From May 2000 until June 2009, Ms. Suvari served in several senior roles at CV Therapeutics, Inc., a biopharmaceutical company (acquired by Gilead Sciences, Inc. in 2009), ultimately as senior vice president, general counsel and chief compliance officer of CV Therapeutics. Prior to CV Therapeutics, from May 1991 until May 2000, she served as corporate counsel at Genentech, Inc., in increasingly senior roles. From February 2012 until July 2016, Ms. Suvari served as a vice president and general counsel at the non-profit Peninsula Open Space Trust, and from early 2011 to February 2012 she served as an independent consultant supporting biopharmaceutical companies. Ms. Suvari earned her Bachelor of Sciences degree in Geology and Geophysics from Yale University and her J.D. degree from Harvard Law School.

Jung E. Choi has served as our Chief Business and Strategy Officer since April 2015. From April 2014 to March 2015, Ms. Choi served as senior vice president, corporate development for InterMune, Inc., a biotechnology company (acquired by Roche Holding AG in 2014), and served as an adviser on strategy and business development to InterMune from March 2013 to April 2014. Prior to joining InterMune, from February 2011 to March 2013, Ms. Choi led corporate and business development for Chimerix, Inc., a biopharmaceutical company, as a consultant and senior vice president, corporate development. Prior to that, from August 2001 to August 2010, Ms. Choi held various management positions at Gilead Sciences, Inc., a biopharmaceutical company, including leadership of business development, licensing, and mergers and acquisition activities. During her tenure at Gilead Sciences, Ms. Choi built and oversaw the corporate development group, and led the U.S. commercial launch of Hepsera® for the treatment of the hepatitis B virus. Ms. Choi holds a B.A. in human biology and an M.B.A. from Stanford University.

Hing Sham, Ph.D. has served as our Senior Vice President, Research, since May 2016. He was Senior Vice President, Chemistry, from July 2014 to April 2016. Most recently, from January 2013 to July 2014, Dr. Sham served as head of research and development at iOneWorldHealth/Path.org (PATH), a non-profit pharmaceutical development organization. Prior to that, from September 2006 to November 2012, he served as senior vice president of research and head of chemical sciences at Elan Pharmaceuticals, Inc., a biopharmaceutical company, where he led the chemistry team in the discovery of two clinical candidates for the treatment of Alzheimer’s disease. From July 1983 to August 2006, Dr. Sham worked at Abbott Laboratories Inc., a global healthcare company, where he and his team discovered and advanced 10 clinical candidates spanning cardiovascular disease, HIV, oncology and diabetes. His 24-year tenure at Abbott Laboratories culminated in his appointment as a distinguished research fellow in global pharmaceutical discovery. Dr. Sham is the co-inventor of Norvir® and the primary inventor of Kaletra®, Abbott Laboratories’ first and second-generation HIV protease inhibitors approved for the treatment of HIV. Dr. Sham has published more than 180 scientific articles in peer-reviewed journals and is a named inventor on 81 issued U.S. patents. Dr. Sham was named Hero of Chemistry by the American Chemical Society in 2003. Dr. Sham holds a Ph.D. in synthetic organic chemistry from the University of Hawaii and completed his post-doctoral training in the department of chemistry at Indiana University.

Peter Radovich has served as our Senior Vice President, Operations, since September 2016, and was our Vice President, Program Leadership and Business Strategy from November 2014 to August 2016. Prior to that, in September 2006, he joined Onyx Pharmaceuticals, Inc., a biopharmaceutical company (acquired by Amgen, Inc.), and served as vice president, program leadership from February 2014 to November 2014 and as senior director from August 2011 to February 2014, during which time he led the company’s global, cross-functional product team responsible for the development and commercialization of Kyprolis®. Prior to joining Onyx, from 2004 to 2006, Mr. Radovich was at Chiron Corporation, a biopharmaceutical company (now Novartis AG) in product marketing supporting Proleukin® (interleukin-2) in multiple oncology indications. Mr. Radovich holds a B.A. in biology and chemistry from Texas Christian University and an M.B.A. from Washington University in St. Louis.

David L. Johnson has served as our Chief Commercial Officer since March 2018. From October 2003 until February 2018, Mr. Johnson served in roles of increasing responsibility in the commercial organization at Gilead Sciences, Inc., a biopharmaceutical company, ultimately as vice president, sales and marketing, for Gilead’s Liver Disease Business Unit. At Gilead, Mr. Johnson was responsible for the commercial launch of Gilead’s hepatitis C treatments Sovaldi®, Harvoni®, Epclusa® and Vosevi®, hepatitis B treatment Vemlidy®, and HIV treatments Complera® and Stribild®. Prior to Gilead, from April 1992 to September 2003, Mr. Johnson served in various roles in sales, product marketing, business development, global commercial strategy and portfolio development at GlaxoSmithKline PLC, a British pharmaceutical company. Mr. Johnson holds a B.A. in business marketing from the University of Puget Sound and an M.B.A. from the Kenan-Flagler Business School at the University of North Carolina.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CDA”) describes our executive compensation program and the 2017 compensation for our named executive officers, or NEOs. This CDA should be read with the compensation tables and related disclosures for our NEOs.

Our NEOs for 2017 were as follows:

•	Ted W. Love, our President and Chief Executive Officer (“CEO”);

•	Jeffrey Farrow, our Chief Financial Officer;

•	Jung E. Choi, our Chief Business and Strategy Officer;

•	Hing Sham, Ph.D., our Senior Vice President, Research; and

•	Peter Radovich, our Senior Vice President, Operations.

In April 2018, we entered into a resignation agreement with Dr. Sham (the “Resignation Agreement”) pursuant to which he will resign from his position as our Senior Vice President, Research, effective as of May 2, 2018 (such date of resignation, the “Separation Date”). Under the terms of the Resignation Agreement, Dr. Sham will be entitled to the following benefits, subject to his execution and non-revocation of a general release of claims in favor of us: full accelerated vesting of the unvested and outstanding portion of an option granted to Dr. Sham on September 10, 2014 to purchase 85,714 shares of our common stock, effective as of May 2, 2018, and for all outstanding and vested options held by Dr. Sham as of the Separation Date, the extension of such options’ post-termination exercise periods until six months following the Separation Date.

Executive Summary

We are a clinical-stage biopharmaceutical company determined to discover, develop and deliver innovative treatments that provide hope to underserved patient communities. Our lead product candidate is voxelotor, an oral, once-daily therapy for patients with sickle cell disease (“SCD”). SCD is a lifelong inherited blood disorder, which leads to the formation of abnormal hemoglobin known as sickle hemoglobin. Beginning in early childhood, SCD patients suffer many clinical consequences, including unpredictable and recurrent episodes, or crises, of severe chronic and acute pain, as well as anemia, stroke, spleen failure, pulmonary hypertension, acute chest syndrome, liver disease, kidney failure, other morbidities, and premature death. We are currently evaluating voxelotor in adult and adolescent patients with SCD in a Phase 3 clinical trial, which we call the HOPE Study, and in adolescent and pediatric patients with SCD in a Phase 2a clinical trial, which we call the HOPE-KIDS 1 Study.

Corporate Performance Highlights

Our executive compensation program seeks to incentivize and reward strong corporate performance. Highlights of our 2017 and early 2018 corporate performance are set forth below.

•	We advanced our SCD development program by:

✓	commencing and continuing enrollment of patients in our Phase 3 HOPE Study;

✓	expanding enrollment in, and announcing preliminary clinical data from, our Phase 2a HOPE-KIDS 1 Study; and

✓	presenting findings at the American Society of Hematology Annual Meeting from seven adult patients with severe SCD who received voxelotor through compassionate access.

•	We applied for, and were granted, Rare Pediatric Disease and Breakthrough Therapy designations for voxelotor from the U.S. Food and Drug Administration (“FDA”) and the PRIME designation for voxelotor from the European Medicines Agency (“EMA”), which may lead to accelerated development and regulatory approval.

•	We ended 2017 with double the cash reserve we established in our 2017 cash reserve goal, which we expect to support our business activities for a significant period of time.

Overview of Executive Compensation Program

Executive Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary goals:

•	attract, motivate and retain top-performing senior executives;

•	establish compensation opportunities that are competitive and reward performance; and

•	align the interests of our senior executives with the interests of our stockholders to drive the creation of sustainable long-term value.

Executive Compensation Program Design

Our executive compensation program is designed to be reasonable and competitive, and balance our goal of attracting, motivating, rewarding and retaining top-performing senior executives with our goal of aligning their interests with those of our stockholders. The Compensation Committee annually evaluates our executive compensation program to ensure that it is consistent with our short-term and long-term goals and the dynamic nature of our business.

Our executive compensation program consists of a mix of compensation elements that balance achievement of our short-term goals with our long-term performance. We provide short-term incentive compensation opportunities in the form of annual cash bonuses, which focus on our achievement of annual corporate goals. We also provide long-term incentive compensation opportunities in the form of equity awards, both stock options and restricted stock units (“RSUs”), which focus on our long-term performance.

We believe that stock options provide a strong reward for growth in the market price of our common stock because their entire value depends on future stock price appreciation. We believe RSUs also reward growth in the market price of our common stock because they derive additional value from future stock price appreciation, and they are less dilutive to our stockholders because they require fewer shares than stock options. In addition, we believe that the multi-year vesting requirements applicable to both stock options and RSUs encourage retention because our senior executives are incentivized to remain employed through the vesting period.

Our executive compensation program is also designed to incorporate sound practices for compensation governance. Below we summarize such practices.

What We Do:

✓	Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors.

✓	Retain an Independent Compensation Advisor. The Compensation Committee engages its own compensation advisor to provide information and analysis related to annual executive compensation decisions, including the 2017 executive compensation decisions, and other advice on executive compensation independent of management.

✓	Review Executive Compensation Annually. The Compensation Committee annually reviews our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes.

✓	Design Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is “at risk” based on our corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders.

✓	Use a Pay-for-Performance Philosophy. The majority of our executive officers’ compensation is directly linked to corporate performance and includes a significant long-term equity component, thereby making a substantial portion of each executive officer’s total compensation dependent upon our stock price and/or total stockholder return.

✓	Use Double Trigger Change-in-Control Protection. Change-in-control payments and benefits to our executive officers occur only upon a qualifying termination of employment, not merely upon a change in control.

What We Don’t Do:

✗	No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements to our executive officers that are different from or in addition to those offered to our other employees.

✗	No Perquisites. We do not provide perquisites to our executive officers.

✗	No Special Health and Welfare Benefits. Our executive officers participate in our health and welfare benefits programs on the same basis as our other employees.

✗	No Post-Employment Tax Payment Reimbursement. We do not provide any tax reimbursement payments (including “gross-ups”) on any change-in-control or severance payments or benefits.

✗	No Hedging or Pledging Our Equity Securities. We prohibit our executive officers, the members of our Board of’ Directors and certain other employees from hedging or pledging our securities.

✗	No Stock Option Re-Pricing. Our equity plans do not permit stock options to be repriced to a lower exercise or strike price without the approval of our stockholders.

“Say-on-Pay” Vote on Executive Compensation

In prior years, we were an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended; therefore, we were not required to hold a non-binding, advisory vote on the compensation of our NEOs (a “Say-on-Pay” vote). At the Annual Meeting, we will hold our first Say-on-Pay vote as described in Proposal 2 of this Proxy Statement. Because we value the opinions of our stockholders, the Board of Directors and the Compensation Committee will consider the outcome of the Say-on-Pay vote, and the related “Say-on-Frequency” vote described in Proposal 3 of this Proxy Statement, as well as feedback received throughout the year, when making compensation decisions for our executive officers in the future.

Governance of Executive Compensation Program

Role of the Compensation Committee and the Board of Directors

The Compensation Committee discharges many of the responsibilities of our Board of Directors relating to the compensation of our executive officers, including our NEOs. The Compensation Committee oversees and evaluates our compensation and benefits policies generally, and the compensation plans, policies and practices applicable to our CEO and other executive officers. As described below, the Compensation Committee retains a compensation consultant to provide support in its review and assessment of our executive compensation program.

At the beginning of the year, the Compensation Committee reviews and approves the primary elements of compensation—base salary increases, annual cash bonuses, and annual equity awards—for our CEO, as authorized by the Board of Directors pursuant to the Compensation Committee Charter, and for our other executive officers, including our other NEOs. In addition, the Compensation Committee may deem it advisable to review and approve subsequent compensation opportunities for our executive officers, including our NEOs, and may deem it advisable to recommend such opportunities for our CEO to the Board of Directors for final review and approval, such as the performance-based RSUs awarded in August 2017 as described below.

Compensation-Setting Factors

When reviewing and approving, or recommending to the Board of Directors as applicable, the amount of each compensation element and the target total compensation opportunity for our executive officers, the Compensation Committee considers the following factors:

•	our performance against the annual corporate goals established by the Compensation Committee in consultation with management;

•	each executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

•	the performance of each individual executive officer, based on an assessment of his or her contributions to our overall performance, ability to lead his or her department and work as part of a team, all of which reflect our core values;

•	compensation parity among our executive officers;

•	our retention goals;

•	our financial performance relative to our peers;

•	the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels; and

•	the recommendations provided by our CEO with respect to the compensation of our other executive officers.

These factors provide the framework for compensation decisions for each of our executive officers, including our NEOs. The Compensation Committee and the Board of Directors, as applicable, do not assign relative weights or rankings to these factors, and do not consider any single factor as determinative in the compensation of our executive officers. Rather, the Compensation Committee and the Board of Directors, as applicable, rely on their own knowledge and judgment in assessing these factors and making compensation decisions.

Role of Management

In discharging its responsibilities, the Compensation Committee works with management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters.

In addition, at the beginning of each year, our CEO reviews the performance of our other executive officers, including our other NEOs, based on our achievement of our annual corporate goals and each executive officer’s achievement of his or her departmental and individual goals established for the prior year and his or her overall performance during that year. The Compensation Committee solicits and reviews our CEO’s recommendations for base salary increases, annual cash bonuses, annual long-term incentive compensation and other compensation opportunities for our other executive officers, including our other NEOs, and considers our CEO’s recommendations in determining such compensation.

Role of Compensation Consultant

The Compensation Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program. For 2017, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant to advise on executive compensation matters including:

•	review and analysis of the compensation for our executive officers, including our NEOs;

•	review and input on the Compensation Discussion and Analysis section of our proxy statement for our 2017 Annual Meeting of Stockholders;

•	review and analysis of market practice and support in the consideration and amendment of our post-employment compensation policy for our executive officers;

•	research, development and review of our compensation peer group; and

•	support on other compensation matters as requested throughout the year.

Compensia reports directly to the Compensation Committee and to the Compensation Committee chairman. Compensia also coordinates with our management for data collection and job matching for our executive officers. Compensia did not provide any other services to us in 2017. The Compensation Committee has evaluated Compensia’s independence pursuant to the listing standards of the relevant NASDAQ and SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Compensia.

Role of Market Data

For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of public biotechnology companies that are similar to us in terms of revenue, market capitalization, stage of development, geographical location and number of employees. The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to our peer group if necessary, taking into account changes in both our business and our peer companies’ businesses.

In August 2016, the Compensation Committee, with the assistance of Compensia, evaluated our then-existing compensation peer group considering the following criteria:

•	publicly-traded companies headquartered in the United States;

•	companies in the biotechnology sector;

•	similar market capitalization—within a range of ~0.33x to ~3.0x our then-current market capitalization of approximately $677 million (approximately $225 million to approximately $2.0 billion);

•	the stage of development of each company’s lead candidate (with a preference for companies with Phase II or III clinical development programs);

•	companies developing either orphan drugs or with a rare disease focus; and

•	similar headcount—within a range of ~0.5x to ~2.0 x our estimated December 31, 2016 headcount of approximately 90 employees (approximately 45 to 180 employees).

Based on a review of the analysis prepared by Compensia, the Compensation Committee approved the compensation peer group below.

2016—2017 Compensation Peer Group
Acceleron Pharma Agios Pharmaceuticals Alder BioPharmaceuticals Array BioPharma Atara Biotherapeutics Bellicum Pharmaceuticals bluebird bio	Coherus Biosciences Epizyme FibroGen Five Prime Therapeutics Insmed Karyopharm Therapeutics OncoMed Pharmaceuticals	Ophthotech Sage Therapeutics Seres Therapeutics Spark Therapeutics Versartis Vitae Pharmaceuticals XBiotech

This compensation peer group was used by the Compensation Committee for the remainder of 2016 and until July 2017 as a reference for understanding the competitive market for senior executive positions in our industry sector.

In July 2017, the Compensation Committee, with the assistance of Compensia, reviewed and updated our compensation peer group considering the acquisition of certain peer companies, the increase in our market capitalization, and the increase in our headcount, as reflected in the following criteria:

•	publicly-traded companies headquartered in the United States;

•	companies in the biotechnology sector;

•	similar market capitalization—within a range of ~0.33x to ~3.0x our then-current market capitalization of approximately $1.28 billion (approximately $425 million to approximately $3.85 billion);

•	the stage of development of each company’s lead candidate (with a preference for companies with Phase II or III clinical development programs);

•	companies developing either orphan drugs or with a rare disease focus; and

•	similar headcount—within a range of ~0.5x to ~2.0 x our estimated December 31, 2017 headcount of approximately 125 employees (approximately 60 to 250 employees).

Based on a review of the analysis prepared by Compensia, the Compensation Committee approved the updated compensation peer group below for the remainder of 2017 and early 2018.

2017—2018 Compensation Peer Group
Acceleron Pharma Agios Pharmaceuticals Alder BioPharmaceuticals Array BioPharma Atara Biotherapeutics bluebird bio	Coherus Biosciences Epizyme FibroGen Five Prime Therapeutics Insmed Portola Pharmaceuticals	Puma Biotechnology Sage Therapeutics Spark Therapeutics Ultragenyx Pharmaceuticals Versartis Xencor

The Compensation Committee uses market data—from our compensation peer group and from the Radford Global Life Sciences Compensation survey—as one factor in evaluating whether the compensation for our executive officers is competitive in the market. The Compensation Committee and the Board of Directors, as applicable, also rely on their own knowledge and judgment in evaluating market data and making compensation decisions.

Primary Elements of Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	short-term incentive compensation in the form of annual cash bonuses; and

•	long-term incentive compensation in the form of annual equity awards.

We do not have a specific policy regarding the percentage allocation between short-term and long-term, or fixed and variable, compensation elements.

Our executive officers, including our NEOs, are also eligible to participate in our standard employee benefit plans, such as our health and welfare benefits plans, our employee stock purchase plan and our 401(k) Plan on the same basis as our other employees. In addition, as described below, our executive officers, including our NEOs, are entitled to certain change-in-control payments and benefits pursuant to our Change in Control Policy, and our CEO is also entitled to certain termination payments and benefits not in connection with a change in control.

Base Salary

We pay base salaries to our executive officers, including our NEOs, as the fixed portion of their compensation to provide them with a reasonable degree of financial certainty, and to attract and retain top-performing individuals. At the time of hire, base salaries are determined for our executive officers, including our NEOs, based on the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above. Typically, at the beginning of each year, the Compensation Committee reviews base salaries for our executive officers, including our NEOs, based on such factors to determine if an increase is appropriate. In addition, base salaries may be adjusted in the event of a promotion or significant change in responsibilities.

2017 Base Salary

In January 2017, the Compensation Committee reviewed the base salaries of our executive officers, including our NEOs. The Compensation Committee considered the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above and approved the annual base salaries of our NEOs below. The 2017 annual base salaries below were effective as of February 16, 2017.

NEO	2016 Annual Base Salary	2017 Annual Base Salary	Percentage Increase
Dr. Love	$485,000	$525,000	8.25%
Mr. Farrow	$400,000	$415,000	3.75%
Ms. Choi	$360,500	$371,500	3.05%
Dr. Sham	$360,000	$370,000	2.78%
Mr. Radovich	$325,000	$335,000	3.08%

The actual base salaries paid to our NEOs in 2017 are set forth in the “Summary Compensation Table” below.

Annual Cash Bonuses

We provide short-term incentive compensation opportunities to our executive officers, including our NEOs, in the form of annual cash bonuses to drive our short-term success. Our annual cash bonuses are tied to achievement of annual corporate and individual performance goals pursuant to our Senior Executive Cash

Incentive Bonus Plan adopted by the Board of Directors in January 2016 (the “Cash Incentive Plan”). The Cash Incentive Plan provides that:

•	the Compensation Committee will establish the annual corporate performance goals and weighting;

•	the Compensation Committee will establish a target bonus opportunity for each senior executive;

•	annual cash bonuses must be based on objectively determinable bonus formulas adopted by the Compensation Committee that tie such bonuses to achievement of the annual corporate performance goals;

•	annual cash bonuses may not be paid unless and until the Compensation Committee makes a determination with respect to achievement of the annual corporate performance goals; and

•	the Compensation Committee may adjust annual cash bonuses based on achievement of individual performance goals, and based on such other terms and conditions as it may in its discretion determine.

The Compensation Committee may also make certain immaterial rounding adjustments to the annual cash bonuses.

Corporate and Individual Performance Goals

At the beginning of each year, the Compensation Committee, after reviewing management’s proposal, establishes the annual corporate performance goals that it believes will be the most significant drivers of our short-term and long-term success. The corporate performance goals include target achievement dates based on calendar quarters. Each corporate performance goal has a percentage weighting, and may include an additional percentage weighting for overachievement, based on the Compensation Committee’s assessment of the goal’s relative significance.

In addition, at the beginning of each year, our CEO, in consultation with each of the other executive officers, establishes individual performance goals for each of the other executive officers, including our other NEOs. The individual performance goals are generally designed to align the goals of our executive officers, including our NEOs, and his or her department with the corporate goals. The Compensation Committee weights annual cash bonuses for each of our executive officers, including our NEOs, between the achievement of corporate and individual goals. This weighting is the same for each of our executive officers, including our NEOs, who are at the same level. Our CEO does not have individual goals. Rather, his annual cash bonus is based 100% on achievement of our corporate goals in recognition of his overall responsibility for our corporate performance.

At the beginning of the year after the corporate performance goals are established, the Compensation Committee, after reviewing management’s self-assessment, evaluates our achievement of the prior year’s corporate performance goals, and our overall success in the prior year, and determines our total percentage achievement level. Our CEO evaluates the other executive officers’, including the other NEOs’, achievement of their prior year’s individual performance goals, and makes recommendations for total percentage achievement level. The Compensation Committee considers our CEO’s recommendations, and independently reviews and approves the total percentage achievement level for each of the other executive officers, including our other NEOs.

Target Annual Bonuses

At the beginning of each year, the Compensation Committee reviews and approves the target annual bonus for each of our executive officers, including our NEOs. The Compensation Committee considers the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above, with an emphasis on market data from our compensation peer group for comparable positions. Target annual bonuses are the same for executive officers, including our NEOs, who are at the same level, and represent a specific percentage of annual base salary.

Annual Cash Bonus Formula

The Compensation Committee uses the following formula to calculate annual cash bonuses for each of our executive officers, including our NEOs:

(	Total % achievement of annual corporate performance goals	x	% weighting of annual corporate performance goals	+	Total % achievement of annual individual performance goals	x	% weighting of annual individual performance goals	)	x	Target Annual Bonus %	x	Annual Base Salary

2017 Corporate Performance Goals

In January 2017, the Compensation Committee approved our 2017 annual corporate performance goals and weightings as set forth below.

Category	Corporate Goal	Weighting
Clinical development	• Advance certain clinical activities related to our Phase 3 HOPE Study	40%

	• Advance certain clinical activities related to our idiopathic pulmonary fibrosis program	30%

Research	• Complete certain research activities	15%

Corporate	• Complete the year with an adequate cash reserve	15%

2017 Target Annual Bonus

In January 2017, the Compensation Committee reviewed the target annual bonuses of our executive officers, including our NEOs. The Compensation Committee considered the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above, particularly the market data from the companies in the compensation peer group, and approved the 2017 target annual bonuses of our NEOs below.

NEO	2016 Target Annual Bonus	2017 Target Annual Bonus
Dr. Love	50%	60%
Mr. Farrow	40%	40%
Ms. Choi	40%	40%
Dr. Sham	35%	35%
Mr. Radovich	35%	35%

2017 Annual Cash Bonuses

In January 2018, the Compensation Committee evaluated our achievement of the 2017 corporate performance goals, considering whether we had achieved each goal, the weighting established for each goal, management’s self-assessment, and our overall corporate performance in 2017 and early 2018. The

Compensation Committee determined that we successfully achieved each of the 2017 corporate performance goals. In addition, the Compensation Committee noted that we completed the year with double the cash reserve we established in our 2017 corporate cash reserve goal, which we expect to support our business activities for a significant period of time, and that voxelotor was granted the EMA’s PRIME designation and the FDA’s Breakthrough Therapy designation, which may lead to accelerated development and regulatory approval for our lead product candidate. Based on these achievements, the Compensation Committee approved a 120% achievement level of the 2017 corporate performance goals.

The Compensation Committee also reviewed the 2017 individual performance of each of our executive officers, other than our CEO, based on an evaluation conducted by our CEO of their performance against their 2017 individual performance goals. The Compensation Committee approved achievement levels between 100% and 120% of the 2017 individual performance goals for each of our NEOs.

The table below sets forth the target annual cash bonuses, the relative weighting of corporate and individual performance, the actual achievement level for corporate and individual performance and the 2017 annual cash bonuses earned by our NEOs, as immaterially adjusted for rounding.

NEO	2017 Annual Base Salary ($)	Target Annual Cash Bonus (% of annual base salary)	Weighting (corporate/ individual performance) (%)	Corporate Performance (%)	Individual Performance (%)	Annual Cash Bonus ($)
Dr. Love	$525,000	60%	100%/0	120%	N/A	$380,000
Mr. Farrow	$415,000	40%	75%/25%	120%	120%	$200,000
Ms. Choi	$371,500	40%	75%/25%	120%	110%	$175,000
Dr. Sham	$370,000	35%	60%/40%	120%	100%	$140,000
Mr. Radovich	$335,000	35%	60%/40%	120%	120%	$140,000

The annual cash bonus earned by our NEOs for 2017 are set forth in the “Summary Compensation Table” below.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as an important element of our executive compensation program. The value of equity awards is directly related to stock price appreciation over time, which incentivizes our executive officers to achieve long-term corporate goals and create long-term value for our stockholders. Equity awards also help us attract and retain top-performing executive officers in a competitive market.

At the time of hire, equity awards are granted to our executive officers, including our NEOs, based on the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above. Typically, at the beginning of each year, the Compensation Committee reviews the equity awards for our executive officers, including our NEOs, and determines the size and relative weighting of the annual equity awards it deems reasonable and appropriate based on such factors. The size and relative weighting is the same for each of our executive officers, including our NEOs, who are at the same level. In addition, the Compensation Committee may deem it advisable to grant subsequent equity awards to our executive officers, including our NEOs, and may adjust their equity awards in the event of a promotion or significant change in responsibilities.

2017 Annual Equity Awards

In January 2017, the Compensation Committee considered the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above and approved the 2017 annual equity awards below.

NEO	Stock Options (Number of Shares)	Time-Based RSUs (Number of Shares)
Dr. Love	145,000	96,500
Mr. Farrow (1)	37,000	24,500
Ms. Choi	49,000	32,500
Dr. Sham	36,000	24,000
Mr. Radovich	36,000	24,000

(1)	Mr. Farrow’s employment commencement date was April 4, 2016. Mr. Farrow’s 2017 annual equity awards were prorated based on his employment with us for approximately nine months of 2016. At Mr. Farrow’s level, the Compensation Committee approved 2017 annual equity awards consisting of a stock option to purchase 49,000 shares of our common stock and 32,500 RSUs, of which Mr. Farrow was granted approximately 9/12 of such amounts, as immaterially adjusted for rounding.

The stock options vest, and become exercisable, over a four-year period, with 1/16th of the underlying shares vesting on a quarterly basis (every three months) after the vesting commencement date of January 17, 2017, so that all of the underlying shares will be vested on the date four years after the vesting commencement date, so long as the NEO remains an employee or other service provider (including a consultant) of the Company on such vesting dates.

The time-based RSUs vest over a four-year period, with 1/8th of the underlying shares vesting on a semi-annual basis (every six months) after the vesting commencement date of February 1, 2017, so that all of the underlying shares will be vested on the date four years after the vesting commencement date, so long as the NEO remains an employee or other service provider (including a consultant) of the Company on such vesting dates.

The annual equity awards granted to our NEOs in 2017 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2017” table below.

Additional Element of 2017 Executive Compensation Program

2017 Performance-Based RSUs

In July 2017, the Compensation Committee reviewed the status of our executive officers’ outstanding equity awards, including the status of the unvested performance-based stock options granted in April 2015 to certain of our executive officers, including certain of our NEOs. The Compensation Committee determined that the value of these unvested performance-based stock options would decline substantially in 2018 based on their unlikelihood of vesting, despite the strong continued performance of the Company and of our NEOs. Accordingly, the Compensation Committee determined to cancel certain of these unvested performance-based stock options and award our executive officers, including our NEOs, performance-based RSUs to incentivize their continued strong performance, encourage their retention and further align their long-term interests with the long-term interests of our stockholders. We believe the performance-based RSUs drive our executive officers to increase our market capitalization over time, which is consistent with our stockholders’ interest in the growth of our market capitalization. When the performance-based RSUs were awarded, our market capitalization was approximately $1.0 billion, and these RSUs vest based on our achievement of market capitalization of $2.0 billion to $4.0 billion on or before December 31, 2019.

In August 2017, the Compensation Committee and the Board of Directors, in the case of our CEO and based on the recommendation of the Compensation Committee, approved the performance-based RSUs described below. The performance-based RSUs vest, if at all, upon the first instance of our achievement, on or before December 31, 2019, of the applicable market capitalization targets described below.

NEO	Performance- Based RSUs (Maximum Number of Shares)	Incremental Number of Performance- Based RSUs Vesting Based on Market Capitalization of $2.0 billion	Incremental Number of Performance- Based RSUs Vesting Based on Market Capitalization of $2.25 billion	Incremental Number of Performance- Based RSUs Vesting Based on Market Capitalization of $2.5 billion	Incremental Number of Performance- Based RSUs Vesting Based on Market Capitalization of $2.75 billion	Incremental Number of Performance- Based RSUs Vesting Based on Market Capitalization of $3.0 billion	Incremental Number of Performance- Based RSUs Vesting Based on Market Capitalization of $4.0 billion
Dr. Love	262,500	35,000	35,000	35,000	35,000	35,000	87,500
Mr. Farrow	15,000	2,000	2,000	2,000	2,000	2,000	5,000
Ms. Choi	15,000	2,000	2,000	2,000	2,000	2,000	5,000
Dr. Sham	12,000	1,600	1,600	1,600	1,600	1,600	4,000
Mr. Radovich	12,000	1,600	1,600	1,600	1,600	1,600	4,000

The market capitalization targets described above will be deemed to have been achieved upon the first (and only the first) date on which our average market capitalization (defined as (i) the closing market price of our common stock as reported on the NASDAQ Global Select Market multiplied by (ii) the total number of shares of our common stock outstanding as of such date) over a period of 20 consecutive trading days, equals or exceeds the applicable market capitalization target. In addition, each of the performance-based RSUs will automatically terminate with respect to all of the shares of our common stock subject to the award that are then unvested as of December 31, 2019 with respect to any and all market capitalization targets that have not been achieved by that date.

The performance-based RSUs granted to our NEOs in 2017 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2017” table below.

Other Employee Benefits

Health and Welfare Benefits

Our executive officers, including our NEOs, are eligible to participate in the same employee benefit plans that are generally available to all of our employees, subject to the satisfaction of certain eligibility requirements, such as medical, dental, and life and disability insurance plans. We pay, on behalf of our employees, the premiums for health, life and disability insurance.

2015 Employee Stock Purchase Plan

Our executive officers, including our NEOs, are eligible to participate in our 2015 Employee Stock Purchase Plan on the same basis as our other full-time employees.

401(k) Savings Plan

Our U.S. executive officers, including our NEOs, are eligible to participate in a tax-qualified retirement plan (the “401(k) Plan”) on the same basis as our other employees. The 401(k) Plan provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual Internal Revenue Code of 1986, as amended (the “Code”) limits. Employees’ pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their contributions. Our 401(k) Plan is intended to be qualified under Section 401(a) of the Code with our 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to our 401(k) Plan and earnings and matching amounts on those contributions are not taxable to the employees until distributed from our 401(k) Plan.

Since December 2015, the Compensation Committee has approved various matching contributions under the 401(k) Plan. In January 2017, our Compensation Committee approved a revised and simplified 401(k) Plan matching policy under which, effective as of January 1, 2017, we matched in cash 50% of an employee’s 401(k) contributions, subject to an annual cap of $2,500 per employee. In January 2018, the Compensation Committee approved a revised 401(k) Plan matching policy under which, effective as of January 1, 2018, we match in cash 100% of an employee’s 401(k) contributions, subject to an annual cap of $5,000 per employee.

Perquisites

We do not provide perquisites to our executive officers, including our NEOs.

Employment Arrangements with our NEOs

Change in Control Policy

We believe that reasonable and competitive change-in-control payments and benefits are an important part of an executive compensation program to attract and retain senior executives. We also believe such payments and benefits are in the best interests of our stockholders because the possibility of a change in control and the related uncertainty may lead to the departure or distraction of senior executives to the detriment of the Company and our stockholders.

In July 2015, our Board of Directors adopted the Change in Control Policy to reinforce and encourage the continued attention and dedication of certain key senior executives in the event of a change in control. The payments and benefits provided under the Change in Control Policy, as amended (the “CIC Policy”), are designed to be competitive in the market. Pursuant to the CIC Policy, in the event the employment of any of our NEOs is terminated by us or our acquirer or successor without Cause or resigns for Good Reason (as such terms are defined in the CIC Policy), in either case, within one year after the consummation of a Sale Event (as defined in the 2015 Plan) he or she will be entitled to receive the following payments and benefits, subject to his or her execution and non-revocation of a severance agreement within 60 days following the date of such termination, including a general release of claims:

•	a lump sum cash payment equal to 12 months (or 18 months in the case of our CEO) of the NEO’s then-current base salary;

•	a lump sum cash payment equal to 100% of the NEO’s target annual bonus for the year in which the closing of the Sale Event occurred;

•	a lump sum cash payment equal to the prorated annual cash bonus payout of the NEO for the portion of the year in which the closing of the Sale Event occurred, based on the NEO’s annual cash bonus target and the date of termination of his or her employment or other service relationship with the company;

•	if the NEO elects to continue his or her group healthcare benefits, a cash payment of an amount equal to the monthly employer contribution we would have made to provide the NEO with health insurance if he or she had remained employed by us until the earlier of (i) 12 months (or 18 months in the case of our CEO) following the date of termination, or (ii) the end of the NEO’s COBRA health continuation period; and

•	full acceleration of vesting of all outstanding equity awards under the 2015 Plan and the Company’s 2017 Inducement Equity Plan, including all performance-based equity awards, which will accelerate and vest based on the deemed achievement of 100% of target levels as of the date of the NEO’s termination.

As described above, our change-in-control payments and benefits are “double trigger” because the change in control alone does not trigger such payments and benefits. Rather, our change-in-control payments and benefits are triggered only if there is a qualifying termination of an NEO’s employment within one year after the consummation of a Sale Event.

In addition, upon a Sale Event, to the extent Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), is applicable, each NEO who is then employed with us will be entitled to receive the better treatment of: (i) payment of the full amounts set forth above to which the NEO is entitled or (ii) payment of such lesser amount that does not trigger excise taxes under Section 280G.

Employment Offer Letter Agreements

NEOs

We have entered into a written employment offer letter agreement with each of our NEOs. These agreements set forth the basic terms and conditions of employment, including initial base salary, eligibility to participate in the Cash Incentive Plan, initial equity awards, eligibility to participate in our standard employee benefits plans, the at-will employment relationship and, in Mr. Radovich’s agreement, a one-time, sign-on bonus. These agreements also require that each NEO execute our standard employee confidentiality and assignment agreement.

Our NEOs are also eligible to receive certain change-in-control payments and benefits in accordance with the CIC Policy as described above.

CEO

Dr. Love’s written employment offer letter agreement also provides for certain termination payments and benefits not in connection with a change in control. These payments and benefits were designed to be competitive in the market. If Dr. Love’s employment is terminated by us without Cause (as defined in the agreement) not in connection with a change in control, he will be entitled to receive the following payments and benefits, subject to his execution and non-revocation of a severance agreement, including a general release of claims, his resignation from all positions with us and compliance with our instructions regarding Company property:

•	continuation of his then-current base salary for nine months after his termination date; and

•	continuation of group health plan benefits to the extent authorized by and consistent with COBRA, with the cost of the regular premium for such benefits shared in the same relative proportion by us and Dr. Love as in effect on his termination date until the earlier of (i) the date that is nine months after his termination date, and (ii) the date Dr. Love becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA.

Other Compensation Policies and Practices

Equity Award Grant Policy

We have adopted an Equity Award Grant Policy that sets forth the process and timing for us to follow when we grant equity awards for shares of our common stock to our employees, including our executive officers, or advisors or consultants to us pursuant to any of our equity compensation plans. Pursuant to the policy, all grants of equity awards must be approved in advance by our Board of Directors, the Compensation Committee or, subject to the delegation requirements in the policy, our CEO. The equity award granting authority delegated to our CEO applies to employees at the vice president level and below and to equity awards within the specific ranges set forth in the policy.

Generally, equity awards are granted on the following regularly scheduled basis as set forth in the policy:

•	Equity awards granted by our CEO in connection with the hiring of a new employee or the engagement of a new consultant are effective on the first trading day of the month following the later of the date on which such individual’s employment or consulting term begins or the date on which such award is approved by our CEO.

•	Equity awards granted by our CEO in connection with the promotion of an existing employee are effective on the first trading day of the month following the later of the date on which such individual’s promotion occurs or the date on which such award is approved by our CEO; provided, however, that in the case of any promotion effective on the first trading day of a particular month, the award will be effective on the effective date of such promotion so long as our CEO approves the award on or before such date.

•	Equity awards granted by our Board of Directors or the Compensation Committee in connection with the hiring of a new employee or the promotion of an existing employee or the engagement of a new consultant are effective on the date of approval by our Board of Directors or the Compensation Committee, as applicable, or such later date as specified in such approval. Our Board of Directors and the Compensation Committee retain the discretion to grant equity awards at other times to the extent appropriate in light of the circumstances of such awards.

•	Equity awards granted to existing employees (other than in connection with a promotion) will generally be granted, if at all, on an annual basis. Equity awards granted by our CEO in connection with an annual performance review of an existing employee will be effective on the first trading day of the month following the later of the date on which we complete the focal review process with respect to such individual or the date on which such award is approved by our CEO.

In addition, the policy sets forth the manner in which our equity awards will be priced. The dollar value of restricted stock and long-term incentive awards will be determined by multiplying the number of shares of our common stock underlying the award by the closing market price on the NASDAQ Global Market of a share of our common stock on the effective date of grant. The exercise price of all stock options will be at least equal to the closing market price on the NASDAQ Global Market of a share of our common stock on the effective date of grant.

Policy Prohibiting Hedging and Pledging

Our Insider Trading Policy prohibits our executive officers, the non-employee members of our Board of Directors and certain designated employees who in the course of the performance of their duties have access to material, nonpublic information regarding the Company from engaging in the following transactions:

•	selling any of our securities that they do not own at the time of the sale (a “short sale”);

•	buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engaging in any other hedging transaction with respect to our securities at any time without the prior approval of the Audit Committee of our Board of Directors (the “Audit Committee”);

•	using our securities as collateral in a margin account; and

•	pledging our securities as collateral for a loan (or modifying an existing pledge) unless the pledge has been approved by the Audit Committee.

As of the date of this Proxy Statement, none of our NEOs had previously sought or obtained approval from the Audit Committee to engage in any hedging or pledging transaction involving our securities.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. For taxable years beginning before January 1, 2018 (i) these executive officers consisted of a public corporation’s chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation is required to be disclosed to stockholders under the Securities Exchange Act of 1934 because they are our most highly-compensated executive officers and (ii) qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements are met.

Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the remuneration of a public corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible.

In designing our executive compensation program and determining the compensation of our executive officers, including our NEOs, the Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, the Compensation Committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws, and other factors beyond the Compensation Committee’s control also affect the deductibility of compensation. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals.

To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted in order to allow such compensation to be consistent with the goals of our executive compensation program, even though some compensation awards may result in non-deductible compensation expense.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board of Directors, including stock options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Internal Revenue Code

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards. We structure all our severance arrangements, bonus arrangements and equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.

NEO Compensation Tables

Summary Compensation Table

The following table sets forth information regarding total compensation awarded to, earned by and paid to each of our NEOs during the fiscal years ended December 31, 2017, 2016 and 2015, to the extent he or she was an NEO in such year.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Ted W. Love, M.D.	2017	520,000	(5)	—	5,559,125	(6)	1,557,373	380,000	2,500	8,018,998
President, Chief Executive Officer and Director	2016 2015	479,375 437,500		—	507,838 1,022,424		— —	230,000 76,500	2,500 750	1,219,713 1,537,174
Jeffrey Farrow(7)	2017	412,945	(8)	—	629,030	(9)	397,398	200,000	11,296	1,650,669
Chief Financial Officer	2016	298,718		—	—		1,613,816	115,000	2,500	2,030,034
Jung Choi(10)	2017	354,646	(11)	—	760,230	(12)	526,285	175,000	2,500	1,818,661
Chief Business & Strategy Officer
Hing Sham, Ph.D.(13)	2017	368,750	(14)	—	575,384	(15)	386,658	140,000	—	1,470,792
Senior Vice President, Research	2016 2015	346,146 306,250		—	— 31,569		140,265 147,550	120,000 24,500	— —	606,411 509,869
Peter Radovich(16)	2017	333,750	(17)	—	575,384	(18)	386,658	140,000	2,500	1,438,292
Senior Vice President, Operations

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the restricted stock and/or RSUs granted during 2015, 2016 and 2017, as applicable, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. These amounts do not reflect the actual economic value that may be realized by the NEOs upon the vesting of the restricted stock or RSUs, as applicable, or the sale of the common stock underlying such awards. For performance-based RSUs, assuming that maximum performance is achieved, the value of the awards made to our NEOs at the date of grant would have been as follows: Dr. Love—$7,494,375; Mr. Farrow and Ms. Choi—$428,250; Dr. Sham and Mr. Radovich—$342,600.
(2)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted during 2015, 2016 and 2017, as applicable, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. These amounts do not reflect the actual economic value that may be realized by the NEOs upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.
(3)	The amounts reported reflect the cash incentive compensation earned by the NEOs under our Cash Incentive Plan, based on our achievement of certain corporate performance goals and each NEO’s (except for the CEO) achievement of his or her individual performance goals.

(4)	The amounts reported in this column consist of employer matching contributions received by Dr. Love, Mr. Farrow, Ms. Choi, and Mr. Radovich under the Company’s 401(k) plan. In addition, the amount for Mr. Farrow includes $8,795.87 for domestic partner health insurance benefits.
(5)	From January 1, 2017, Dr. Love’s annual base salary was $485,000, which increased to $525,000, effective February 16, 2017.
(6)	Includes (a) $3,976,525 representing the performance-based RSUs granted to Dr. Love in August 2017 and (b) $1,582,600 representing the time-based RSUs granted to Dr. Love in January 2017.
(7)	Mr. Farrow joined us in April 2016 and was not an NEO for 2015.
(8)	From January 1, 2017, Mr. Farrow’s annual base salary was $400,000, which increased to $415,000, effective February 16, 2017.
(9)	Includes (a) $227,230 representing the performance-based RSUs granted to Mr. Farrow in August 2017 and (b) $401,800 representing the time-based RSUs granted to Mr. Farrow in January 2017.
(10)	Ms. Choi was not an NEO for 2015 or 2016.
(11)	From January 1, 2017, Ms. Choi’s annual base salary was $360,500, which increased to $371,500, effective February 16, 2017.
(12)	Includes (a) $227,230 representing the performance-based RSUs granted to Ms. Choi in August 2017 and (b) $533,000 representing the time-based RSUs granted to Ms. Choi in January 2017.
(13)	Dr. Sham was not an NEO for 2016.
(14)	From January 1, 2017, Dr. Sham’s annual base salary was $360,000, which increased to $370,000, effective February 16, 2017.
(15)	Includes (a) $181,784 representing the performance-based RSUs granted to Dr. Sham in August 2017 and (b) $393,600 representing the time-based RSUs granted to Dr. Sham in January 2017.
(16)	Mr. Radovich was not an NEO for 2015 or 2016.
(17)	From January 1, 2017, Mr. Radovich’s annual base salary was $325,000, which increased to $335,000, effective February 16, 2017.
(18)	Includes (a) $181,784 representing the performance-based RSUs granted to Mr. Radovich in August 2017 and (b) $393,600 representing the time-based RSUs granted to Mr. Radovich in January 2017.

Grants of Plan-Based Awards for Fiscal Year 2017

The following table sets forth the individual awards made to each of our NEOs during 2017. For a description of the types of awards indicated below, please see our “Compensation Discussion and Analysis” above.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh.)	Grant Date Fair Market Value of Awards ($)
Name		Grant Date	Target ($)	Threshold (#)	Maximum (#)
Ted W. Love, M.D.	Time-Based RSUs	1/17/2017	—	—	—	96,500	—	—	1,582,600
	Time-Based Stock Options	1/17/2017	—	—	—	—	145,000	16.40	1,557,373
	Performance- Based RSUs	8/11/2017	—	35,000	262,500	—	—	—	3,976,525
	Annual Bonus Opportunity		315,000	—	—	—	—	—	—
Jeffrey Farrow	Time-Based RSUs	1/17/2017	—	—	—	24,500	—	—	401,800
	Time-Based Stock Options	1/17/2017	—	—	—	—	37,000	16.40	397,398
	Performance- Based RSUs	8/11/2017	—	2,000	15,000	—	—	—	227,230
	Annual Bonus Opportunity		166,000	—	—	—	—	—	—
Jung E. Choi	Time-Based RSUs	1/17/2017	—	—	—	32,500	—	—	533,000
	Time-Based Stock Options	1/17/2017	—	—	—	—	49,000	16.40	526,285
	Performance- Based RSUs	8/11/2017	—	2,000	15,000	—	—	—	227,230
	Annual Bonus Opportunity		148,600	—	—	—	—	—	—

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh.)	Grant Date Fair Market Value of Awards ($)
Name		Grant Date	Target ($)	Threshold (#)	Maximum (#)
Hing Sham, Ph.D.	Time-Based RSUs	1/17/2017	—	—	—	24,000	—	—	393,600
	Time-Based Stock Options	1/17/2017	—	—	—	—	36,000	16.40	386,658
	Performance- Based RSUs	8/11/2017	—	1,600	12,000	—	—	—	181,784
	Annual Bonus Opportunity		129,500	—	—	—	—	—	—
Peter Radovich	Time-Based RSUs	1/17/2017	—	—	—	24,000	—	—	393,600
	Time-Based Stock Options	1/17/2017	—	—	—	—	36,000	16.40	386,658
	Performance- Based RSUs	8/11/2017	—	1,600	12,000	—	—	—	181,784
	Annual Bonus Opportunity		117,250	—	—	—	—	—	—

(1)	The amounts shown reflect the target cash incentive compensation for our NEOs. The actual amounts paid for 2017 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. There were no threshold or maximum payout levels for the cash incentive compensation.
(2)	The amounts shown reflect the threshold and maximum payout levels associated with performance-based RSUs granted pursuant to our 2015 Plan, which amounts will be payable in shares of our common stock, if the market capitalization targets for such performance-based RSUs are met. The performance-based RSUs have no target payout. Approximately 13.33% of the maximum number of performance-based RSUs will vest if a market capitalization of $2.0 billion is achieved on or before December 31, 2019; and approximately 13.33% of the maximum number of performance-based RSUs will vest for each additional $0.25 billion of market capitalization achieved on or before December 31, 2019, up to $3.0 billion; and an additional number of performance-based RSUs equal to approximately 33.33% of the maximum number of performance-based RSUs will vest if a market capitalization of $4.0 billion is achieved on or before December 31, 2019.
(3)	The amounts shown represent time-based RSUs granted pursuant to our 2015 Plan, which amounts will be payable in shares of our common stock, if the service-based conditions for such time-based RSUs are met. Time-based RSUs vest semi-annually over four years, subject to the NEO’s continuous service relationship with us through each applicable vesting date.
(4)	The amounts shown represent time-based stock options granted pursuant to our 2015 Plan. Time-based stock options vest quarterly over four years, subject to the NEO’s continuous service relationship with us through each applicable vesting date.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards held by each of our NEOs as of December 31, 2017.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(1)		Market value of shares or units of stock that have not vested ($)(2)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)(1)		Equity Incentive Plan Awards: Market value or payout value of unearned shares, units or other rights that have not vested ($)(2)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Ted W. Love, M.D.	—		—		—	—	—	89,285	(3)	3,513,365	—		—
	—		—		—	—	—	75,534	(4)	2,972,263	—		—
	—		—		—	—	—	84,438	(5)	3,322,635	—		—
	27,187	(6)	117,813	(6)	—	16.40	1/17/2027	—		—	—		—
	—		—		—	—	—	—		—	262,500	(7)	10,329,375

Jeffrey Farrow	45,000	(8)	75,000	(8)	—	14.96	2/24/2026	—		—	—		—

	—		—		—	—	—	21,438	(9)	843,585	—		—

	6,937	(10)	30,063	(10)	—	16.40	1/17/2027	—		—	—		—
	—		—		—	—	—	—		—	15,000	(11)	590,250
Jung E. Choi	47,026	(12)	28,928	(12)	—	3.40	4/9/2025	—		—	—		—
	—		—		—	—	—	53,568	(13)	2,107,901	—		—
	11,360	(14)	—		—	3.40	4/9/2025	—		—	—		—
	—		—		—	—	—	28,438	(15)	1,119,035	—		—
	9,187	(16)	39,813	(16)	—	16.40	1/17/2027	—		—	—		—
	—		—		—	—	—	—		—	15,000	(17)	590,250
Hing Sham, Ph.D.	5,357	(18)	16,072	(18)	—	0.49	9/10/2024	—		—	—		—
	36,563	(19)	24,375	(19)	—	3.40	4/9/2025	—		—	—		—
	—		—		—	—	—	3,480	(20)	136,938	—		—
	15,715	(21)	—		—	3.40	4/9/2025	—		—	—		—
	—		—		—	—	—	21,000	(22)	826,350	—		—
	6,750	(23)	29,250	(23)	—	16.40	1/17/2027	—		—	—		—
	—		—		—	—	—	—		—	12,000	(24)	472,200
Peter Radovich	60,000	(25)	20,000	(25)	—	1.61	1/21/2025	—		—	—		—
	23,214	(26)	13,928	(26)	—	3.40	4/9/2025	—		—	—		—
	15,000	(27)	—		—	3.40	4/9/2025	—		—	—		—
	7,812	(28)	17,188	(28)	—	19.89	9/8/2026	—		—	—		—
	—		—		—	—	—	21,000	(29)	826,350	—		—
	6,750	(30)	29,250	(30)	—	16.40	1/17/2027	—		—	—		—
	—		—		—	—	—	—		—	12,000	(31)	472,200

(1)	All of the outstanding equity awards held by our NEOs will become fully vested and exercisable or non-forfeitable, as applicable, if the NEO is terminated without Cause or resigns for Good Reason, in either case, within 12 months following a Sale Event. The vesting acceleration of the outstanding equity awards held by our NEOs is described in greater detail in “Employment Arrangements with Our Named Executive Officers—Change in Control Policy”.
(2)	Computed in accordance with SEC rules as the number of unvested shares or units multiplied by the closing market price of our common stock on December 29, 2017, which was $39.35. The actual value (if any) to be realized by the NEO depends on whether the shares or units vest and the future performance of our common stock.
(3)	Dr. Love purchased 714,285 shares of our restricted common stock under our 2012 Plan on June 11, 2014 in connection with the commencement of his employment as CEO. Of this total, 25% of the shares of restricted common stock vested on June 11, 2015, and the remaining shares vest quarterly over the following three years thereafter, subject to Dr. Love’s continuous service through each such vesting date.
(4)	Dr. Love purchased 201,428 shares of restricted stock under our 2012 Plan on April 9, 2015 in connection with an annual replenishment grant. Of this total, 1/16th of the shares of restricted stock vest on a quarterly basis from the vesting commencement date of April 9, 2015, such that all of the shares will be fully vested on April 9, 2019, provided Dr. Love remains in continuous service through each such vesting date.
(5)	Dr. Love received a grant of 96,500 time-based RSUs under our 2015 Plan on January 17, 2017 in connection with an annual replenishment grant. 1/8th of the RSUs vest on a semi-annually basis from the vesting commencement date of January 17, 2017, such that all of the RSUs will be fully vested on January 17, 2021, provided Dr. Love remains in continuous service through each such vesting date.
(6)	Dr. Love received a grant of a time-based stock option to purchase 145,000 shares of our common stock under our 2015 Plan on January 17, 2017 in connection with an annual replenishment grant. 1/16th of the shares subject to the stock option vest on a quarterly basis from the vesting commencement date of January 17, 2017, such that all of the shares will be fully vested on January 17, 2021, provided Dr. Love remains in continuous service through each such vesting date.
(7)	Dr. Love received a grant of 262,500 performance-based RSUs under our 2015 Plan on August 11, 2017. The RSUs will not vest until certain market capitalization milestones are achieved, which must occur on or before December 31, 2019.
(8)	Mr. Farrow received a grant of a time-based stock option to purchase 120,000 shares of our common stock under our 2015 Plan on February 24, 2016 in connection with the commencement of his service relationship with the Company, as an advisor. His full time employment with the Company commenced effective April 4, 2016. Of this total, 25% of the shares subject to the stock option vested on April 4, 2017, and the remaining shares vest quarterly over the following three years thereafter, subject to Mr. Farrow’s continuous service through each such vesting date.
(9)	Mr. Farrow received a grant of 24,500 time-based RSUs under our 2015 Plan on January 17, 2017 in connection with an annual replenishment grant. 1/8th of the RSUs vest on a semi-annually basis from the vesting commencement date of January 17, 2017, such that all of the RSUs will be fully vested on January 17, 2021, provided Mr. Farrow remains in continuous service through each such vesting date.
(10)	Mr. Farrow received a grant of a time-based stock option to purchase 37,000 shares of our common stock under our 2015 Plan on January 17, 2017 in connection with an annual replenishment grant. 1/16th of the shares subject to the stock option vest on a quarterly basis from the vesting commencement date of January 17, 2017, such that all of the shares subject to the stock option will be fully vested on January 17, 2021, provided Mr. Farrow remains in continuous service through each such vesting date.
(11)	Mr. Farrow received a grant of 15,000 performance-based RSUs under our 2015 Plan on August 11, 2017. The RSUs will not vest until certain market capitalization milestones are achieved, which must occur on or before December 31, 2019.
(12)	Ms. Choi received a grant of a time-based stock option to purchase 77,142 shares of our common stock under our 2012 Plan on April 9, 2015 in connection with the commencement of her employment. 25% of the shares subject to the stock option vested on April 9, 2016 and the remaining shares vest quarterly over the following three years thereafter, subject to Ms. Choi’s continuous service through each such vesting date.

(13)	Ms. Choi purchased 142,857 shares of restricted stock under our 2012 Plan on April 9, 2015 in connection with the commencement of her employment. Of this total, 25% of the shares of restricted stock vested on April 9, 2016, and the remaining shares vest quarterly over the following three years thereafter, subject to Ms. Choi’s continuous service through each such vesting date.
(14)	Ms. Choi received a grant of a performance-based stock option to purchase 37,142 shares of our common stock under our 2012 Plan on April 9, 2015. Of this total, 25% of the shares are subject to vesting upon the achievement of each of four specified corporate operating milestones on or before certain specified dates, subject to Ms. Choi’s continuous service through each vesting date. On March 10, 2016 and September 29, 2016, the Compensation Committee determined that two of the four corporate milestones were met within the specified timeline and accordingly, 18,572 shares subject to the stock option vested. The remainder two of the corporate milestones was not met within the specified timeline and accordingly, 18,570 shares subject to the stock option were cancelled by December 31, 2017.
(15)	Ms. Choi received a grant of 32,500 time-based RSUs under our 2015 Plan on January 17, 2017 in connection with an annual replenishment grant. 1/8th of the RSUs vest on a semi-annually basis from the vesting commencement date of January 17, 2017, such that all of the RSUs will be fully vested on January 17, 2021, provided Ms. Choi remains in continuous service through each such vesting date.
(16)	Ms. Choi received a grant of a time-based stock option to purchase 49,000 shares of our common stock under our 2015 Plan on January 17, 2017 in connection with an annual replenishment grant. 1/16th of the shares subject to the stock option vest on a quarterly basis from the vesting commencement date of January 17, 2017, such that all of the shares subject to the stock option will be fully vested on January 17, 2021, provided Ms. Choi remains in continuous service through each such vesting date.
(17)	Ms. Choi received a grant of 15,000 performance-based RSUS under our 2015 Plan on August 11, 2017. The RSUs will not vest until certain market capitalization milestones are achieved, which must occur on or before December 31, 2019.
(18)	Dr. Sham received a grant of a time-based stock option to purchase 85,714 shares of our common stock under our 2012 Plan on September 10, 2014 in connection with the commencement of his employment. 25% of the shares subject to the stock option vested on September 10, 2015 and the remaining shares vest quarterly over the following three years thereafter, subject to Mr. Sham’s continuous service through each such vesting date.
(19)	Dr. Sham received a grant of a time-based stock option to purchase 65,000 shares of our common stock under our 2012 Plan on April 9, 2015 in connection with an annual replenishment grant. 1/16th of the shares subject to the stock option vest on a quarterly basis from the vesting commencement date of April 9, 2015, such that all of the shares subject to the stock option will be fully vested on April 9, 2019, provided Dr. Sham remains in continuous service through each such vesting date.
(20)	Dr. Sham purchased 9,285 shares of restricted stock under our 2012 Plan on April 9, 2015 in connection with an annual replenishment grant. 1/16th of the shares of the restricted stock vest on a quarterly basis from the vesting commencement date of April 9, 2015 such that all of the shares will be fully vested on April 9, 2019, provided Dr. Sham remains in continuous service through each such vesting date.
(21)	Dr. Sham received a grant of a performance-based stock option to purchase 31,428 shares of our common stock under our 2012 Plan on April 9, 2015. Of this total, 25% of the shares are subject to vesting upon the achievement of each of four specified corporate operating milestones on or before certain specified dates, subject to Dr. Sham’s continuous service through each such vesting date. On March 10, 2016 and September 29, 2016, the Compensation Committee determined that two of the four corporate milestones were met within the specified timeline and accordingly 15,715 shares subject to the stock option vested. The remainder two of the corporate milestones was not met within the specified timeline and accordingly, 15,713 shares subject to the stock option were cancelled by December 31, 2017.
(22)	Dr. Sham received a grant of 24,000 time-based RSUs under our 2015 Plan on January 17, 2017 in connection with an annual replenishment grant. 1/8th of the RSUs vest on a semi-annually basis from the vesting commencement date of January 17, 2017, such that all of the RSUs will be fully vested on January 17, 2021, provided Dr. Sham remains in continuous service through each such vesting date.
(23)

Dr. Sham received a grant of a time-based stock option to purchase 36,000 shares of our common stock under our 2015 Plan in connection with an annual replenishment grant. 1/16th of the shares subject to the stock option vest on a quarterly basis from the vesting commencement date of January 17, 2017, such that all of the shares subject to the stock option will be fully vested on January 17, 2021, provided Dr. Sham remains in continuous service through each such vesting date.
(24)	Dr. Sham received a grant of 12,000 performance-based RSUs under our 2015 Plan on August 11, 2017. The RSUs will not vest until certain market capitalization milestones are achieved, which must occur on or before December 31, 2019.
(25)	Mr. Radovich received a grant of a time-based stock option to purchase 80,000 shares of our common stock under our 2012 Plan on January 21, 2015 in connection with the commencement of his employment. 25% of the shares subject to the stock option vested on November 17, 2015, which is one year after his vesting commencement date, and the remaining shares vest quarterly over the following three years thereafter, subject to Mr. Radovich’s continuous service through each such vesting date.
(26)	Mr. Radovich received a grant of a time-based stock option to purchase 37,142 shares of our common stock under our 2012 Plan on April 9, 2015 in connection with an annual replenishment grant. 1/16th of the shares subject to the stock option vest on a quarterly basis from the vesting commencement date of April 9, 2015, such that all of the shares subject to the stock option will be fully vested on April 9, 2019, provided Mr. Radovich remains in continuous service through each such vesting date.
(27)	Mr. Radovich received a grant of a performance-based stock option to purchase 30,000 shares of our common stock under our 2012 Plan on April 9, 2015. Of this total, 25% of the shares are subject to vesting upon the achievement of each of four specified corporate operating milestones on or before certain specified dates, subject to Mr. Radovich’s continuous service through each such vesting date. On March 10, 2016 and September 29, 2016, the Compensation Committee determined that two of the four corporate milestones were met within the specified timeline and accordingly 15,000 shares subject to the stock option vested. The remainder two of the corporate milestones was not met within the specified timeline and accordingly, 15,000 shares subject to the stock option were cancelled by December 31, 2017.
(28)	Mr. Radovich received a grant of a time-based stock option to purchase 25,000 shares of our common stock under our 2015 Plan on September 8, 2016 in connection with an annual replenishment grant. 1/16th of the shares subject to the stock option vest on a quarterly basis from the vesting commencement date of September 8, 2016, such that all of the shares subject to the stock option will be fully vested on September 8, 2020, provided Mr. Radovich remains in continuous service through each such vesting date.
(29)	Mr. Radovich received a grant of 24,000 time-based RSUs under our 2015 Plan on January 17, 2017 in connection with an annual replenishment grant. 1/8th of the RSUs vest on a semi-annually basis from the vesting commencement date of January 17, 2017, such that all of the RSUs will be fully vested on January 17, 2021, provided Mr. Radovich remains in continuous service through each such vesting date.
(30)	Mr. Radovich received a grant of a time-based stock option to purchase 36,000 shares of our common stock under our 2015 Plan on January 17, 2017 in connection with an annual replenishment grant. 1/16th of the shares subject to the stock option vest on a quarterly basis from the vesting commencement date of January 17, 2017, such that all of the shares subject to the stock option will be fully vested on January 17, 2021, provided Mr. Radovich remains in continuous service through each such vesting date.
(31)	Mr. Radovich received a grant of 12,000 performance-based RSUs under our 2015 Plan on August 11, 2017. The RSUs will not vest until certain market capitalization milestones are achieved, which must occur on or before December 31, 2019.

Option Exercises and Stock Vested in Fiscal Year 2017

The following table sets forth the number of shares acquired and the value realized upon exercises of stock options and vesting of RSUs during the fiscal year ended December 31, 2017 by each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ted W. Love, M.D.	—	—	12,062	302,756
Jeffrey Farrow	—	—	3,062	76,856
Jung E. Choi	8,400	249,898	4,062	101,956
Hing Sham, Ph.D.	21,428	572,342	3,000	75,300
Peter Radovich	—	—	3,000	75,300

(1)	The value realized upon the exercise of stock options is calculated by (a) subtracting the stock option exercise price from the market price on the date of exercise to get the realized value per share, and (b) multiplying the realized value per share by the number of shares underlying the stock options exercised.
(2)	The value realized upon vesting of restricted stock and RSUs is calculated by multiplying the number of shares of restricted stock and RSUs vested by the market price on the vest date.

Potential Payments on Termination or Change in Control

Our CIC Policy, as described above, provides for certain change-in-control payments and benefits to each of our NEOs if he or she is terminated by us or our acquirer or successor without Cause or resigns for Good Reason (as such terms are defined in the CIC Policy), in either case within one year after the consummation of a Sale Event (as defined in the 2015 Plan), subject to his or her execution and non-revocation of a severance agreement, including a general release of claims. In addition, Dr. Love’s employment offer letter agreement, as described above, provides for certain payments and benefits not in connection with a change in control if he is terminated without Cause (as defined in the agreement), subject to Dr. Love’s execution and non-revocation of a severance agreement, including a general release of claims, resignation from all positions with us and compliance with our instructions regarding Company property. The following table quantifies the potential payments that would have become due to our NEOs assuming that one of the triggering events above occurred as of December 31, 2017.

Name	Termination without Cause Not in Connection with a Change in Control ($)		Termination without Cause or Resignation for Good Reason in Connection with a Change in Control ($)
Ted W. Love, M.D.
Cash Severance Payment	393,750	(1)	787,500	(2)
Cash Incentive Bonus Payment	—		315,000	(3)
COBRA Premiums	9,887	(4)	19,774	(5)
Accelerated Equity Vesting (Time-Based)	—		12,211,506	(6)
Accelerated Equity Vesting (Performance-Based)	—		10,329,375	(6)
Jeffrey Farrow	—
Cash Severance Payment	—		415,000	(7)
Cash Incentive Bonus Payment	—		166,000	(3)
COBRA Premiums	—		9,179	(8)
Accelerated Equity Vesting (Time-Based)	—		3,362,781	(6)
Accelerated Equity Vesting (Performance-Based)	—		590,250	(6)
Jung E. Choi
Cash Severance Payment	—		371,500	(7)
Cash Incentive Bonus Payment	—		148,600	(3)
COBRA Premiums	—		-	(8)
Accelerated Equity Vesting (Time-Based)	—		4,998,475	(6)
Accelerated Equity Vesting (Performance-Based)	—		590,250	(6)
Hing Sham, Ph.D.
Cash Severance Payment	—		370,000	(7)
Cash Incentive Bonus Payment	—		129,500	(3)
COBRA Premiums	—		3,793	(8)
Accelerated Equity Vesting (Time-Based)	—		3,123,583	(6)
Accelerated Equity Vesting (Performance-Based)	—		472,200	(6)
Peter Radovich
Cash Severance Payment	—		335,000	(7)
Cash Incentive Bonus Payment	—		117,250	(3)
COBRA Premiums	—		13,182	(8)
Accelerated Equity Vesting (Time-Based)	—		3,087,628	(6)
Accelerated Equity Vesting (Performance-Based)	—		472,200	(6)

(1)	Represents nine months of Dr. Love’s base salary.
(2)	Represents 18 months of Dr. Love’s base salary.
(3)	Represents 1x the NEO’s target annual bonus opportunity.
(4)	Represents nine months of payment of COBRA premiums for Dr. Love.
(5)	Represents 18 months of payment of COBRA premiums for Dr. Love.
(6)	Represents the value of acceleration of vesting of 100% of the NEO’s unvested and outstanding equity awards, based on the market price of our common stock on December 29, 2017, which was $39.35.
(7)	Represents 12 months of the NEO’s base salary.
(8)	Represents 12 months of payment of COBRA premiums for the NEO. Since Ms. Choi did not participate in the Company’s health insurance plan, she will receive 0 months of payment of COBRA premiums.

Securities Authorized for Issuance under Equity Compensation Plans

Equity Compensation Plans

The following table sets forth information as of December 31, 2017 regarding shares of common stock that may be issued under our equity compensation plans, consisting of our 2012 Plan, our 2015 Plan, our 2017 Inducement Equity Plan (the “2017 Inducement Plan”) and our 2015 Employee Stock Purchase Plan (the “ESPP”).

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by security holders(2)	2,870,901	(3)	$17.09	(3)	1,724,713	(4)
Equity compensation plans not approved by security holders(5)	75,000		33.08		170,000
Total	2,945,901		$17.50		1,894,713

(1)	The weighted average exercise price is calculated based solely on outstanding stock options.
(2)	Includes the 2012 Plan, the 2015 Plan and the ESPP. Our 2015 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2016, by 4% of the outstanding number of shares of common stock on the immediately preceding December 31 or such lesser number of shares as determined by the compensation committee of the Company’s Board of Directors. Our ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, from January 1, 2016 until January 1, 2025, by the lesser of (i) 3,000,000 shares of common stock, (ii) 1% of the outstanding number of shares of common stock on the immediately preceding December 31 or (iii) such lesser amount of shares as determined by the compensation committee of the Company’s Board of Directors. On January 1, 2018, the number of shares available for issuance under our 2015 Plan and our ESPP increased by 1,854,933 shares and 115,933 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above. We no longer grant new awards under our 2012 Plan, and any awards previously granted under such plan prior to our initial public offering that are forfeited, canceled, reacquired by us prior to vesting satisfied without the issuance of stock or otherwise terminated (other than by exercise) are added to shares available for issuance under the 2015 Plan.
(3)	Does not include purchase rights accruing under the ESPP because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.
(4)	As of December 31, 2017, there were 1,538,680 shares of common stock available for issuance under the 2015 Plan and 186,033 shares of common stock available for issuance under the ESPP.
(5)	Consists solely of the 2017 Inducement Plan.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933 or the Exchange Act that might incorporate our filings under those statutes, the Compensation Committee Report shall not be incorporated by reference into any of our prior filings or into any of our future filings under those statutes.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, that the Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting and incorporated by reference in the Company’s Annual Report for the fiscal year ended December 31, 2017.

COMPENSATION COMMITTEE

MARK L. PERRY, CHAIRMAN

DEVAL L PATRICK

SCOTT W. MORRISON

WENDY YARNO

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation agreements and other arrangements with our directors and NEOs described above, and the transactions described below, since January 1, 2017, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Procedures for Approval of Related Person Transactions

The Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The Audit Committee follows the policies and procedures set forth in our Related Person Transaction Policy in order to facilitate such review. The Related Person Transaction Policy is written.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership information of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock as of March 31, 2018;

•	each NEO;

•	each of our directors; and

•	all of our executive officers and directors as a group.

We have based our calculation of the percentage of beneficial ownership of 51,783,147 shares of common stock outstanding on March 31, 2018.

Each individual or entity shown in the table has furnished information with respect to beneficial ownership. The information with respect to each individual or entity is as of March 31, 2018, unless otherwise noted. The information with respect to certain significant stockholders is based on filings by the beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) of the Exchange Act. We have determined beneficial ownership in accordance with the SEC’s rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before May 30, 2018, which is 60 days after March 31, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding those stock options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Stockholders:
Entities affiliated with Fidelity(2) 245 Summer Street, Boston, MA 02110	5,584,053	10.8%
Entities affiliated with Perceptive(3) 51 Astor Place, 10th Floor, New York, NY 10003	4,889,066	9.5%
Entities affiliated with BlackRock(4) 55 East 52nd Street, New York, NY 10055	3,319,882	6.4%
Entities affiliated with The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	3,276,485	6.3%
Entities affiliated with Janus Henderson Group plc(6) 201 Bishopsgate EC2M 3AE, United Kingdom	3,028,782	5.8%

Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Ted W. Love, M.D.(7)	1,163,722	2.2%
Jeffrey Farrow(8)	82,719	*
Jung E. Choi(9)	247,004	*
Hing L. Sham, Ph.D.(10)	182,239	*
Peter Radovich(11)	98,970	*
Willie L. Brown, Jr.(12)	73,300	*
Charles Homcy, M.D.(13)	145,763	*
Scott W. Morrison(14)	52,083	*
Deval L. Patrick(15)	40,890	*
Mark L. Perry(16)	78,300	*
Glenn F. Pierce, M.D., Ph.D.(17)	51,250	*
Philip A. Pizzo, M.D.(18)	55,416	*
Wendy Yarno(19)	4,166	*
All directors and executive officers as a group (15 persons)(20)	2,321,972	4.4%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Global Blood Therapeutics, Inc., 171 Oyster Point Boulevard, Suite 300, South San Francisco, CA 94080.
(2)	Based solely on a report on Schedule 13G/A filed with the SEC on February 13, 2018, which indicates that FMR LLC had sole voting power with respect to 1,337,245 shares of common stock and had sole dispositive power over 5,584,053 shares of common stock. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(3)	Based solely on a report on Schedule 13G/A filed with the SEC on December 20, 2017, which indicates that Perceptive Advisors LLC and Joseph Edelman had shared voting power and dispositive power over 4,889,066 shares of common stock, all of which are held by Perceptive Life Sciences Master Fund Ltd (the “Fund”). Perceptive Advisors LLC serves as the investment manager to the Fund. Joseph Edelman is the managing member of Perceptive Advisors LLC.
(4)	Based solely on a report on Schedule 13G/A filed with the SEC on January 25, 2018, which indicates that BlackRock, Inc. had sole voting power with respect to 3,248,186 shares of common stock and had sole dispositive power over 3,319,882 shares of common stock.
(5)	Based solely on a report on Schedule 13G filed with the SEC on February 8, 2018, which indicates that The Vanguard Group had (i) sole voting power with respect to 73,010 shares of common stock, (ii) shared voting power with respect to 2,136 shares of common stock, (iii) sole dispositive power over 3,204,439 shares of common stock and (iv) shared dispositive power over 72,046 shares of common stock.
(6)

Based solely on a report on Schedule 13G filed with the SEC on February 12, 2018, which indicates that Janus Henderson Group plc (“Janus Henderson”) had shared voting power and dispositive power over 3,028,782 shares of common stock. Janus Henderson has an indirect 97.11% ownership stake in Intech

Investment Management LLC (“Intech”) and a 100% ownership stake in Janus Capital Management LLC (“Janus Capital”), Perkins Investment Management LLC (“Perkins”), Geneva Capital Management LLC (“Geneva”), Henderson Global Investors Limited (“HGIL”), Janus Henderson Investors Australia Institutional Funds Management Limited (“HGIAIFML”) and Henderson Global Investors North America Inc. (“HGINA”), (each an “Asset Manager” and collectively as the “Asset Managers”). Due to the above ownership structure, holdings for the Asset Managers are aggregated for purposes of this filing. Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 3,028,782 shares of common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.
(7)	Includes (i) 1,105,785 shares of common stock held by Dr. Love, 94,999 shares of which would be subject to our right of repurchase; (ii) 5,000 shares of common stock held by Dr. Love’s two daughters, as to which Dr. Love disclaims beneficial ownership; and (iii) 52,937 shares of common stock that Dr. Love has the right to acquire from us within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(8)	Includes (i) 8,970 shares of common stock held by Mr. Farrow; and (ii) 73,749 shares of common stock that Mr. Farrow has the right to acquire from us within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(9)	Includes (i) 139,227 shares of common stock held by Ms. Choi, 35,712 shares of which would be subject to our right of repurchase; (ii) 25,000 shares of common stock held in The 2005 William Park and Jung Choi Family Trust; and (iii) 82,727 shares of common stock that Ms. Choi has the right to acquire from us within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(10)	Includes (i) 98,215 shares of common stock held by Dr. Sham, 2,320 shares of which would be subject to our right of repurchase; (ii) 78,666 shares of common stock that Dr. Sham has the right to acquire from us within 60 days of March 31, 2018 pursuant to the exercise of stock options; and (iii) 5,358 share of common stock that Dr. Sham has the right to acquire from us effective as of May 1, 2018 pursuant to the terms of the Resignation Agreement.
(11)	Includes (i) 8,833 shares of common stock held by Mr. Radovich; and (ii) 90,137 shares of common stock that Mr. Radovich has the right to acquire from us within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(12)	Includes (i) 21,428 shares of common stock held by Mr. Brown, 4,017 shares of which would be subject to our right of repurchase; and (ii) 51,872 shares of common stock that Mr. Brown has the right to acquire from us within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(13)	Includes (i) 21,184 shares of common stock held by Dr. Homcy; (ii) 80,829 shares of common stock held by The Charles J. Homcy Irrevocable Trust UA 2/18/99; and (iii) 43,750 shares of common stock that Dr. Homcy has the right to acquire from us within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(14)	Includes 52,083 shares of common stock that Mr. Morrison has the right to acquire from us within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(15)	Includes 40,890 shares of common stock that Mr. Patrick has the right to acquire from us within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(16)	Includes (i) 26,428 shares of common stock held by Mr. Perry, 5,356 shares of which would be subject to our right of repurchase; and (ii) 51,872 shares of common stock that Mr. Perry has the right to acquire from us within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(17)	Includes 51,250 shares of common stock that Dr. Pierce has the right to acquire from us within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(18)	Includes 55,416 shares of common stock that Dr. Pizzo has the right to acquire from us within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(19)	Includes 4,166 shares of common stock that Ms. Yarno has the right to acquire from us within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(20)	Includes the number of shares beneficially owned by the named executive officers and directors listed in the table above, as well as 6,150 shares of common stock held by Tricia Suvari and 40,000 shares of common stock that Ms. Suvari has the right to acquire from us within 60 days of March 31, 2018 pursuant to the exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended December 31, 2017, except that, (i) on behalf of director Charles Homcy, a Form 4 was not timely filed in 2017 due to administrative error and (ii) on behalf of Lesley Calhoun, our principal accounting officer, a Form 3 was not timely filed in 2016 and three Form 4s were not timely filed in 2017 due to administrative error. A Form 4 was subsequently filed on behalf of Mr. Homcy in June 2017 and a Form 3 and Form 5 were subsequently filed on behalf of Ms. Calhoun in February 2018.

HOUSEHOLDING OF PROXY MATERIALS

We have made available a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice, Annual Report and proxy materials, as applicable. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and streetname holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder and would like to consent to a mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Annual Report and proxy materials for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Proxy Department of Continental Stock Transfer & Trust Company, LLC (“Continental”) at 1 State Street, 30th Floor, New York, NY 10004.

Registered stockholders who have not consented to householding will continue to receive copies of Annual Reports and proxy materials for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of Annual Reports or proxy statements for all registered stockholders residing at the same address by contacting Continental as outlined above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the Notice. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this Proxy Statement is our Annual Report. Copies of our Annual Report are available free of charge on our website at http://www.gbt.com or you can request a copy free of charge by calling Investor Relations at (415) 946-1087 or sending an e-mail request to investor@gbt.com. Please include your contact information with the request.

By Order of the Board of Directors,
Global Blood Therapeutics, Inc.

Ted W. Love, M.D.
Ted W. Love, M.D.
President and Chief Executive Officer

April 26, 2018

GLOBAL BLOOD THERAPEUTICS, INC. 171 OYSTER POINT BOULEVARD SUITE 300 SOUTH SAN FRANCISCO, CA 94080

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

CONTROL #
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following Class III Directors in Proposal 1: 1. Election of Directors. Nominees	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
01) Scott W. Morrison 02) Deval L. Patrick 03) Mark L. Perry
The Board of Directors recommends you vote FOR Proposal 2.						For	Against	Abstain
2. Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers as disclosed in the proxy statement.						☐	☐	☐
The Board of Directors recommends you vote “ONE YEAR” for Proposal 3.					1 year	2 years	3 years	Abstain
3. Recommendation, on a non-binding, advisory basis, of the preferred frequency of future advisory votes on the compensation of the Company’s named executive officers.					☐	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 4.						For	Against	Abstain
4. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018.						☐	☐	☐
5. Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.						☐	☐	☐

NOTE: This proxy, when properly executed, will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL” in Proposal 1 and “FOR” Proposals 2, 4 and 5 and ONE YEAR for Proposal 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		JOB #	Signature (Joint Owners)	Date

    0000381408_1    R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement, Proxy Card and The Annual Report on Form 10-K are available at www.proxyvote.com.

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GLOBAL BLOOD THERAPEUTICS, INC. Annual Meeting of Stockholders June 20, 2018 9:30 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Ted W. Love, M.D. and Jeffrey Farrow, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GLOBAL BLOOD THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, PDT on June 20, 2018, at the offices of Global Blood Therapeutics, Inc., 171 Oyster Point Boulevard, Suite 300, South San Francisco, California 94080, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000381408_2    R1.0.1.17